Exhibit 10.1

Execution Copy

MASTER CONTRIBUTION AND RECAPITALIZATION AGREEMENT

BY AND AMONG

APARTMENT TRUST OF AMERICA, INC.,

APARTMENT TRUST OF AMERICA HOLDINGS., L.P.,

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC,

AND

ELCO LANDMARK RESIDENTIAL MANAGEMENT LLC

AUGUST 3, 2012

TABLE OF CONTENTS

ARTICLE I CONTRIBUTION TRANSACTIONS		3

1.1	Contribution Transactions.	3
1.2	Full Contribution; Alternate Properties; Cash Investment.	3
1.3	No Representations.	5
1.4	Release.	7
1.5	Stock Purchase by ELRH relating to excess Transaction Expenses	8

ARTICLE II CONSIDERATION; APPORTIONMENTS AND OTHER ADJUSTMENTS		9

2.1	Consideration.	9
2.2	Apportionments, etc.	9

ARTICLE III TITLE AND OTHER PROPERTY RELATED MATTERS		14

3.1	Title Matters.	14
3.2	Condemnation.	16
3.3	Casualty.	17
3.4	Excluded Liabilities.	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE EL PARTIES		18

4.1	Organization; Capacity; Power.	18
4.2	Authorization of Agreements; Enforceability.	18
4.3	Governmental Filings and Authorizations.	19
4.4	Other Third Party Approvals and Consents.	19
4.5	Contravention.	19
4.6	Brokerage Fees.	20
4.7	Litigation.	20
4.8	Solvency.	20
4.9	Foreign Corrupt Practices Act.	20
4.10	Money Laundering Laws.	21
4.11	OFAC.	21

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO THE CONTRIBUTED ENTITIES AND PROPERTIES		21

5.1	Organization and Authorization; No Conflicts.	21
5.2	Capitalization; Title to Contributed Interests.	22
5.3	Absence of Defaults and Conflicts; Consents and Approvals.	22
5.4	Subsidiaries and Investments.	23

5.5	Absence of Undisclosed Liabilities.	23
5.6	Taxes.	23
5.7	Absence of Certain Changes or Events.	25
5.8	Real Property.	25
5.9	FF&E.	27
5.10	Contracts.	27
5.11	Litigation.	27
5.12	Environmental Matters.	27
5.13	Employees.	28
5.14	Construction Contracts; Mechanics’ Liens.	28
5.15	Loan Documents.	28
5.16	Special Assessments.	28
5.17	Affiliate Transactions.	29
5.18	Patriot Act.	29
5.19	Possession of Licenses and Permits.	30
5.20	Condition of Properties.	30
5.21	Access and Utilities.	31
5.22	Rent-Ready.	31
5.23	Brokerage Fees.	31
5.24	Insurance.	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE ATA PARTIES		32

6.1	SEC Reports; Financial Statements.	32
6.2	No Material Adverse Change in Business.	32
6.3	Good Standing of ATA and ATA Holdings.	33
6.4	Good Standing of Subsidiaries.	33
6.5	Capitalization.	34
6.6	Authorization of Agreement; Enforceability.	34
6.7	Absence of Defaults and Conflicts.	35
6.8	Absence of Proceedings.	35
6.9	Accuracy of Descriptions.	36
6.10	Possession of Intellectual Property.	36
6.11	Absence of Further Requirements.	36
6.12	Possession of Licenses and Permits.	37
6.13	Title to Property.	37
6.14	Condition of Properties.	37
6.15	Access and Utilities.	38
6.16	No Condemnation.	38
6.17	Environmental Laws.	38
6.18	Accounting Controls and Disclosure Controls.	39
6.19	Tax Returns and Payment of Taxes.	39
6.20	Insurance.	40
6.21	REIT Qualification.	40

6.22	ERISA.	40
6.23	Absence of Labor Dispute.	40
6.24	Foreign Corrupt Practices Act.	41
6.25	Money Laundering Laws.	41
6.26	OFAC.	41
6.27	Partnership Agreement.	41
6.28	Brokerage Commissions and Finder’s Fees.	42
6.29	No Conflicts or Consents.	42

ARTICLE VII COVENANTS AND OTHER AGREEMENTS		42

7.1	Information and Access.	42
7.2	Conduct of ATA Business Pending the Final Closing.	45
7.3	Interim Operation of the Contributed Properties	48
7.4	Fulfillment of Conditions; Consents; Lender Approvals.	51
7.5	Notice.	53
7.6	Further Assurances.	54
7.7	Publicity; Disclosure.	54
7.8	SEC Compliance.	54
7.9	Tax Protection.	55
7.10	Registration Rights Agreement.	55
7.11	Amendment to ATA Holdings Partnership Agreement.	55
7.12	Name Change.	56
7.13	DRIP Amendment.	56
7.14	Termination of Existing Management Agreement; Release of ELRM	56
7.15	Amendment to ATA Bylaws.	57

ARTICLE VIII TAX MATTERS		57

8.1	Tax Matters	57
8.2	Allocation of Taxes	58
8.3	Cooperation	59
8.4	Tax Returns.	59
8.5	Claims; Tax Proceedings	59
8.6	Certain Tax Elections	60
8.7	Other Treatment.	60
8.8	Other Provisions	60
8.9	Survival	60

ARTICLE IX CLOSINGS		61

9.1	Closings.	61
9.2	Initial Closing deliveries by the ATA Parties.	61
9.3	Initial Closing deliveries by the EL Parties.	63
9.4	Subsequent Closing deliveries by the ATA Parties.	64

9.5	Subsequent Closing deliveries by the EL Parties.	65

ARTICLE X CONDITIONS PRECEDENT		65

10.1	Conditions Precedent to the Obligations of the EL Parties at the Initial Closing.	65
10.2	Conditions Precedent to the Obligations of the ATA Parties at the Initial Closing.	67
10.3	Additional Conditions Precedent to the Obligations of the EL Parties at each Subsequent Closing.	69
10.4	Additional Conditions Precedent to the Obligations of the ATA Parties at each Subsequent Closing.	70

ARTICLE XI TERMINATION		70

11.1	Termination.	70
11.2	Effect of Termination.	71
11.3	Fees and Expenses.	71

ARTICLE XII GENERAL PROVISIONS		73

12.1	Non-Survival of Representations, Warranties, Covenants and Agreements.	73
12.2	Notices.	74
12.3	Severability.	74
12.4	Amendment.	75
12.5	Parties in Interest.	75
12.6	Governing Law; Jurisdiction and Venue.	75
12.7	Waiver of Jury Trial.	76
12.8	Waiver.	76
12.9	Mutual Drafting.	76
12.10	Entire Agreement.	76
12.11	Counterparts.	76
12.12	Section Headings; Interpretation.	77

INDEX OF SCHEDULES

Schedule A:	Contributed Properties and Contributed Property Values and DB Properties and DB Property Values
Schedule B:	Contribution Structure Chart
Schedule C:	Name Use Rights of Contributed Properties
Schedule D:	Title Objections
Schedule 3.1(c):	Title Insurance Commitments
Schedule 4.4:	Consents and Approvals Required for Contribution Transactions
Schedule 5.2:	Ownership of Contributed Entities

Schedule 5.3	EL Consents and Approvals re: Org Docs, Loan Docs, Contracts, Permits and Laws
Schedule 5.4:	Subsidiaries of Contributed Entities
Schedule 5.5:	Undisclosed Liabilities
Schedule 5.8(c)(i):	Rent Rolls for Contributed Properties
Schedule 5.8(c)(ii):	Lease Defaults for Contributed Properties
Schedule 5.8(d):	Rights and Options for Contributed Properties
Schedule 5.8(e):	Certain Impairments to Contributed Properties
Schedule 5.8(f):	Certain Tax Matters for Contributed Properties
Schedule 5.9:	Leased FF&E for Contributed Properties
Schedule 5.10:	Non-Terminable Contracts for Contributed Properties
Schedule 5.11:	Litigation for Contributed Properties
Schedule 5.14:	Construction Contracts for Contributed Properties
Schedule 5.15:	Loan Documents for Contributed Properties
Schedule 5.20:	Condition of Properties
Schedule 6.5:	Ownership of ATA Holdings
Schedule 6.29	ATA Consents and Approvals re: Org Docs, Loan Docs, Contracts, Permits and Laws
Schedule 7.3(b)(vi):	Required Capital Improvements for Contributed Properties
Schedule 7.4(c)(iii)	Properties Subject to a Refinancing
Schedule 9.2(l):	REIT Ownership Limit Waiver Recipients
Schedule 12.12(b)(ii)	Knowledge Parties

Index of Exhibits

Exhibit A-1:	Form of Property Contribution Agreement
Exhibit A-2:	Form of Interest Contribution Agreement
Exhibit B:	Executed Form of DB Contribution Agreement
Exhibit C:	Executed Form of Cash Investment Agreement
Exhibit D:	Form of Loan Indemnification Agreement
Exhibit E:	Form of Audit Inquiry Letter
Exhibit F:	Form of Registration Rights Agreement

v

Exhibit G:	Form of Tax Protection Agreement
Exhibit H:	Form of Third Amendment to Partnership Agreement
Exhibit I-1:	Form of Fourth Articles of Amendment to ATA Charter
Exhibit I-2:	Form of Certificate of Amendment to ATA Holdings Certificate of Limited Partnership
Exhibit J:	Form of Corporate Governance Agreement
Exhibit K:	Form of Employment Agreement (Olander)
Exhibit L-1:	Form of Employment Agreement (Remppies)
Exhibit L-2	Form of Employment Agreement (Lafon)
Exhibit M:	Form of Employment Agreement (Lubeck)
Exhibit N:	Form of Advisor Termination Agreement
Exhibit O:	Form of Support Services Agreement
Exhibit P:	Form of REIT Ownership Limit Waiver
Exhibit Q:	Form of Opinion of Tax Counsel to ATA Parties
Exhibit R:	Form of Escrow Agreement
Exhibit S	Form of Amendment to ATA Bylaws

MASTER CONTRIBUTION AND RECAPITALIZATION

AGREEMENT

This MASTER CONTRIBUTION AND RECAPITALIZATION AGREEMENT (“Agreement”), dated as of August 3, 2012, is made and entered into by and among Apartment Trust of America, Inc., a Maryland corporation (“ATA”), Apartment Trust of America Holdings, L.P., a Virginia limited partnership (“ATA Holdings” and, together with ATA, the “ATA Parties”), Elco Landmark Residential Holdings LLC, a Delaware limited liability company (“EL”) and Elco Landmark Residential Management LLC, a Delaware limited liability company (“ELRM” and, together with EL, the “EL Parties”). ATA, ATA Holdings, EL and ELRM are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A. ATA is engaged in the business of acquiring, holding and managing apartment communities and other real estate investments. ATA has been organized and operated to qualify as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). ATA holds all or substantially all of its properties through ATA Holdings, its operating partnership. ATA currently is externally managed by ROC REIT Advisors, LLC, a Virginia limited liability company (the “Advisor”).

B. ELRM manages each of the properties identified on Schedule A hereto as a contributed property (each a “Contributed Property” and, together, the “Contributed Properties”). Certain of the Contributed Properties are wholly owned, directly or indirectly, by EL (the “EL Contributed Properties”), and are identified as such on Schedule A. Each of the other Contributed Properties is owned, directly or indirectly, by EL or one or more EL Affiliates together with one or more other Persons (which other Persons may include current or former employees of EL Affiliates, relatives of Joseph Lubeck, and other individual or institutional investors that are not Affiliates of EL or Joseph Lubeck).

C. The Parties desire to provide for the contribution to ATA Holdings, in one or more Closings hereunder, of 100% of each of the Contributed Properties by their respective owners, in each case, either (i) by direct contribution of such Contributed Property pursuant to a Property Contribution Agreement in substantially the form attached hereto as Exhibit A-1 (each a “Property Contribution Agreement” or “Contribution Agreement”) or (ii) by contribution of 100% of the direct equity interests in an entity that wholly owns, directly or indirectly, such Contributed Property (each a “Contributed Entity” and, collectively, the “Contributed Entities” and such direct equity interests, the “Contributed Interests”) pursuant to an Interest Contribution Agreement in substantially the form attached hereto as Exhibit A-2 (each an “Interest Contribution Agreement” or “Contribution Agreement”), in each case, in exchange for consideration consisting of cash, limited partnership interests in ATA Holdings (“OP Units”), capital stock of ATA, or a combination of the foregoing, upon the terms and subject to the conditions set forth below.

D. Concurrently with the execution and delivery of this Agreement, the ATA Parties have entered into an Interest Contribution Agreement with respect to each of the Contributed Entities, which Contribution Agreements have been duly executed and delivered by all applicable parties thereto.

E. Concurrently with the execution and delivery of this Agreement, the ATA Parties have entered into interest contribution agreements with one or more of DeBartolo Development, LLC and its Affiliates (“DeBartolo” or the “Debartolo Contributors”), in the form attached hereto as Exhibit B (the “DB Contribution Agreement”), relating to the contribution to ATA Holdings of the properties owned by DeBartolo and identified on Schedule A (each a “DB Property” and, together, the “DB Properties”) which DB Contribution Agreements have been duly executed and delivered by all applicable parties thereto.

F. The Parties and their Affiliates, as applicable, also have executed and delivered certain other agreements and instruments, as described below, which have been delivered to Goulston & Storrs, P.C. in its capacity as escrow agent (“Escrow Agent”), to be held by Escrow Agent in escrow pending Subsequent Closings (as defined below) in respect of the applicable Contributed Properties pursuant to the terms hereof and to the terms of that certain Escrow Agreement dated as of the date hereof by and between the Parties and the Escrow Agent in the form attached hereto as Exhibit R.

G. DeBartolo also has executed and delivered certain other agreements and instruments, as described below, which have been delivered to Escrow Agent, to be held by Escrow Agent in escrow pending Subsequent Closings in respect of such DB Contributed Properties pursuant to the terms of the DB Contribution Agreements and to the terms of that certain Escrow Agreement dated as of the date hereof by and between the ATA Parties, DeBartolo and the Escrow Agent substantially in the form attached hereto as Exhibit R.

H. The Parties further desire to provide for the termination of the Advisory Agreement between the ATA Parties and the Advisor, and for certain key persons to enter into new employment agreements, pursuant to ATA’s conversion to a self-administered REIT.

I. The Parties further desire to provide for ELRM to continue to manage the Contributed Properties until the Subsequent Closing for such Contributed Property has occurred and, from and after the date of each applicable Subsequent Closing, to furnish certain support services to ATA Property Management LLC with respect to each of the Contributed Properties and DB Properties contributed at such Subsequent Closing pursuant Support Services Agreements substantially in the form attached hereto as Exhibit O (the “Support Services Agreement”).

J. Concurrently with the execution and delivery of this Agreement, the ATA Parties have entered into the Securities Purchase Agreement a copy of which is attached hereto as Exhibit C (the “Cash Investment Agreement”) with the investors named therein relating to the cash investment by such investors in exchange for the securities and other consideration set forth therein. The Cash Investment Agreement provides for the investment contemplated thereby to be consummated simultaneously with the execution and delivery of this Agreement.

K. Appendix I to this Agreement contains certain definitions and cross-references to terms defined in the body of the Agreement.

NOW, THEREFORE, the Parties acknowledge the adequacy of the consideration provided to each through their respective representations, warranties, conditions, rights and promises contained in this Agreement and, intending to be legally bound, agree as provided below.

ARTICLE I

CONTRIBUTION TRANSACTIONS

1.1 Contribution Transactions.

(a) Upon the terms and subject to the conditions set forth herein and in the applicable Contribution Agreement, with respect to each of the EL Contributed Properties, EL agrees to contribute, transfer, assign and deliver to ATA Holdings, and ATA Holdings agrees to acquire, accept and receive, either (i) such EL Contributed Property pursuant to a Property Contribution Agreement or (ii) the Contributed Interests with respect to such EL Contributed Property pursuant to an Interest Contribution Agreement, as the case may be, as specified in the Contribution Structure Chart (defined below) with respect such EL Contributed Property.

(b) Upon the terms and subject to the conditions set forth herein and in the applicable Contribution Agreement, with respect to each of the other Contributed Properties, ELRM agrees to cause the applicable EL Affiliates, and all of the other applicable Contributors, to contribute, transfer, assign and deliver to ATA Holdings, and ATA Holdings agrees to acquire, accept and receive, either (i) such Contributed Property pursuant to a Property Contribution Agreement or (ii) the Contributed Interests with respect to such Contributed Property pursuant to an Interest Contribution Agreement, as the case may be, as specified in the Contribution Structure Chart with respect such Contributed Property.

(c) Set forth on Schedule B attached hereto is a chart showing each Contributed Property (the “Contribution Structure Chart”) setting forth (i) whether the contribution is to be structured as a contribution of the Contributed Property or a contribution of Contributed Interests, (ii) the Contributed Entity, in the case of a contribution of Contributed Interests, (iii) the Contributors, (iv) which Contributors, if any, are eligible to receive tax protection and (v) certain other information with respect to the contribution transaction structure.

1.2 Full Contribution; Alternate Properties; Cash Investment.

(a) In the event that, notwithstanding the terms of Section 7.4(a) below, EL fails to cause Full Contribution (as defined below) to occur on or before the Final Closing Outside Date (as defined below) either (i) as a result of a failure to complete a sufficient number of Subsequent Closings with respect to the Contributed Properties and/or DB Properties on or prior to the Final Outside Closing Date or (ii) as a result of the fact that one or more Contributed Properties or DB Properties has become an Excluded Property (as defined below) on or prior to the Final Outside Closing Date such that it will be impossible to achieve Full Contribution on or before the Final Closing Outside Date even if Subsequent Closings occur with respect to all of the remaining Contributed Properties and DB Properties, then, in either case, EL shall have the right (but not an obligation), to pursue a cure for such failure to achieve Full Contribution by electing, by written notice to ATA and ATA Holdings on or before the Final Outside Closing Date, in the case of clause (i) above, or within ten (10) Business Days after the date the Contributed Property or DB Property became and Excluded Property, in the case of clause (ii) above, one or more of the following options in its sole discretion:

(i) to offer to contribute to ATA Holdings one or more substitute multifamily residential properties to replace the Excluded Property (an “Alternate Property”), provided that ATA Holdings shall have ten (10) business days to accept or reject, in its reasonable discretion, such Alternate Property and the terms of its contribution, including without limitation the Agreed Share Value (as defined below) related thereto; and/or

(ii) to purchase (or to cause its designated Affiliates who are accredited investors within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, to purchase) for cash a number of shares of ATA Common Stock (as defined in the Registration Rights Agreement), at a price of $8.15 per share, such that the aggregate amount of equity to be issued by ATA or ATA Holdings pursuant to clauses (i) and (ii) immediately above, as the case may be, is equal to or greater than (A) the shortfall between the amount of Agreed Share Value required to achieve Full Contribution and the Agreed Share Value of the Contributed Properties and DB Properties that have been contributed to date and that remain to be contributed on or before the Final Closing Outside Date, in the aggregate; provided however, in no event will EL and its Affiliates have the right to purchase shares of ATA Common Stock pursuant to clause (ii) above in an amount that will have a value in excess of $50,000,000 based on the $8.15 per share price.

(b) In the event EL offers to contribute an Alternate Property pursuant to clause (i) above, and ATA Holdings accepts such Alternate Property on the terms offered by EL within ten (10) business days after the date on which EL make such offer in accordance with the requirements of clause (i) above, then the Parties will prepare and enter into a new contribution agreement with respect to the Alternate Property, or the entity(ies) that own the Alternate Property, as the case may be, in substantially the same form as one of the forms of Contribution Agreement attached hereto as Exhibit A-1 or Exhibit A-2 within ten (10) business days after the date of ATA Holdings’ acceptance, and the applicable parties shall execute and deliver all of the other agreements, instruments and other documents delivered hereunder and under the other Transaction Documents with respect to each closing of a Contributed Property, including, without limitation the Registration Rights Agreement, the Tax Protection Agreement, and, if applicable, a Loan Indemnification Agreement. Notwithstanding the foregoing, in the event EL has not caused Full Contribution to be achieved within 60 days after the Final Closing Outside Date, including, without limitation, pursuant to its additional cure rights set forth in clause (ii) above, then the provisions of Section 11.3(c) shall apply.

(c) In the event that any Contributed Property becomes an Excluded Property in accordance with the terms of this Agreement, then such Excluded Property shall cease to be a Contributed Property for all purposes hereof (including, without limitation, any representations, warranties, covenants and agreements relating to such Contributed Property), the Schedules to this Agreement (including Schedules A and B hereto) shall be updated accordingly, effective as of the date of this Agreement as if such former Contributed Property had at no time been a Contributed Property hereunder and the Contribution Agreement for such Contributed Property and all of the documents and instruments related thereto automatically shall terminate and shall be returned immediately to EL. In the event any Contributed Property is not is not contributed on or before the Final Closing Outside Date, but does not become an Excluded Property, such Contributed Property shall become a “Deferred Property”. This Section 1.2(c) shall not apply to such Deferred Property and such Deferred Property shall be contributed promptly after the conditions to closing set forth in Article X below with respect to such Deferred Property have been satisfied. Any Contributed Property or DB Property that is excluded from the Transactions pursuant to Sections 3.1(c)(ii), 3.2(a), 7.4(a) or 11.1(c) of this Agreement or in accordance with the DB Contribution Agreement shall be an “Excluded Property”.

1.3 No Representations.

(a) EACH OF THE ATA PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (I) EXCEPT AS SET FORTH HEREIN OR IN ANY CONTRIBUTION AGREEMENT, OR IN ANY EXHIBIT OR SCHEDULE ATTACHED HERETO OR THERETO, OR IN ANY OTHER DOCUMENT REQUIRED HEREIN OR THEREIN (THE “APPLICABLE DOCUMENTS”), THE CONTRIBUTED PROPERTIES AND THE CONTRIBUTED INTERESTS ARE BEING CONTRIBUTED “AS IS, WHERE IS AND WITH ALL FAULTS” AND (II) EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH IN THE APPLICABLE DOCUMENTS, NEITHER OF THE ATA PARTIES IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM THE EL PARTIES, THE CONTRIBUTORS, THE RESPECTIVE AFFILIATES OF ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AS TO ANY MATTER, CONCERNING THE CONTRIBUTED PROPERTIES AND THE CONTRIBUTED INTERESTS, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Contributed Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of any Contributed Property or the square footage of any of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, any Contributed Property, or the fitness, suitability, value or adequacy of any Contributed Property for any particular purpose, (iv) the zoning or other legal status of any Contributed Property or the existence of any other public or private restrictions on the use of any Contributed Property, (v) the compliance of any Contributed Property or its operation with any applicable Laws (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of any of the ATA Parties and their Affiliates to obtain any necessary approvals, licenses or permits from any Governmental Authority for the use or development of any Contributed Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Contributed Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements at any Contributed Property, (ix) the ownership of any Contributed Properties or Contributed Interests or portion thereof, (x) any leases, permits, warranties, service contracts or any other agreements affecting any Contributed Property or the intentions of any party with respect to the negotiation or execution of any lease or contract with respect to any Contributed Property, or (xi) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Contributed Property. Without limiting the generality of the foregoing, each of the ATA Parties expressly acknowledges and agrees that, except as set forth in the Applicable Documents, it is not relying on any representation or warranty of the EL Parties, the Contributors, the respective Affiliates of any of the foregoing, or any of their respective Representatives, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of either of them. In addition, each of the ATA Parties acknowledges and agrees that no property (real, personal or otherwise) owned by any tenant or any other Person is intended to be conveyed hereunder unless said property is described and purported to be conveyed herein.

(b) EACH OF THE ATA PARTIES ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY IT OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF ATA HOLDINGS, AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT, NONE OF THE EL PARTIES, THE CONTRIBUTORS, THE RESPECTIVE AFFILIATES OF ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. EACH OF THE ATA PARTIES ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ATA HOLDINGS IS SOLELY RESPONSIBLE FOR OBTAINING ANY APPROVAL OR PERMIT NECESSARY FOR ACCEPTANCE BY IT OF ANY CONTRIBUTED PROPERTY OR ANY CONTRIBUTED INTEREST, DIRECTLY OR INDIRECTLY, AND SUBJECT TO APPLICABLE APPORTIONMENTS AS PROVIDED IN SECTION 2.2 HEREOF, FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT THE SOLE COST AND EXPENSE OF ATA HOLDINGS.

(c) This Section 1.3 shall survive the Initial Closing and any Subsequent Closing, or the termination of this Agreement, until the expiration of the applicable statute of limitations.

1.4 Release.

(a) Without limiting the provisions of Section 1.3, each of the ATA Parties, for itself and any of its successors and assigns and their Affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, any of the EL Parties, the Contributors or their respective Affiliates, any Representative of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a “Contributor Party”, and collectively, the “Contributor Parties”) with respect to any and all suits, actions, Proceedings, investigations, demands, Claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise, including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with any Contributed Property or Contributed Entity or any portion thereof (collectively, “Covered Claims”), including, without limitation, the physical, environmental and structural condition of any Contributed Property or any Law applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Contributed Properties; provided, however, that the foregoing shall not operate to waive any rights to recover from, or to release or discharge or covenant not to bring any action against any Contributor Party (i) for any act of that Contributor Party that constitutes fraud or (ii) in respect of any Covered Claims arising under any of the Transaction Documents. In addition, each of the ATA Parties and its successors and assigns does hereby covenant and agree to, and where applicable hereby do, release, defend, indemnify and hold harmless each of the Contributor Parties and their respective Affiliates from and against any future Covered Claims to the extent relating to any Hazardous Materials that may be placed, located or released on or at any Contributed Property from and after the Initial Closing. The obligation of the ATA Parties set forth in the immediately preceding sentence will not require either of the ATA Parties, or its successors or assigns, to indemnify or defend any Contributor Party from any Covered Claims arising out of or related to any Proceeding commenced against any Contributor Party to the extent, if any, that such Proceeding seeks recovery for harm suffered due to Hazardous Materials contaminating or otherwise adversely affecting or migrating from any Contributed Property on or before the Initial Closing.

(b) In connection with this Section 1.4, each of the ATA Parties expressly waives the benefits of any provision or principle of federal or state Law that may limit the scope or effect of the foregoing waiver and release.

(c) This Section 1.4 shall survive the Initial Closing until the expiration of the applicable statute of limitations.

1.5 Stock Purchases by ELRH Relating to Excess Transaction Expenses and Andros Cash Payment Obligation.

(a) At the Initial Closing, ATA shall issue and sell to EL, and EL shall purchase from ATA, for cash, a number of shares of ATA Common Stock (the “Excess Expense Shares”), at a price of $8.15 per share, for an aggregate purchase price to be agreed upon by the Parties at the Initial Closing. The cash from this purchase shall be used by ATA solely for the payment (or reimbursement, as applicable) of transaction fees, costs and expenses payable by ATA hereunder.

(b) In the event all of the conditions to closing the transactions under that certain Interest Contribution Agreement (the “Andros ICA”) dated as of the date hereof by and among Debartolo, the ATA Parties and DK Gateway Andros II, LLC with respect to a certain property commonly known as “Andros Isles Apartments” have been satisfied or waived under the terms of the Andros ICA, other than the obligation of ATA Holdings to pay all or any portion of the cash portion of the Agreed Contribution Value described in the Andros ICA (the “Andros Cash Payment Obligation”), then ATA shall issue and sell to EL, and EL shall purchase from ATA, for cash, for an aggregate purchase price equal to the unpaid amount of the Andros Cash Payment Obligation, the securities set forth below (the “Andros Cash Payment Obligation Securities”), upon the terms and conditions set forth below. The cash from this purchase shall be used by ATA solely for the payment of the Andros Cash Payment Obligation. In the event a closing of the purchase and sale of the Andros Cash Payment Obligation Securities occurs, ATA shall pay EL a purchase fee equal to one percent (1%) of the Andros Cash Payment Obligation. The Andros Cash Payment Obligation Securities shall consist of shares of ATA Common Stock to be purchased at a price of $8.15 per share; provided, however, that EL shall have the option, in its sole discretion, to purchase shares of a series of ATA’s preferred stock to be newly designated at that time (the “Series C Preferred Stock”), at a price of $10.00 per share (such series to consist of only such number of authorized shares as are required to be issued pursuant to this Section 1.5(b), and to have terms that are pari passu with and otherwise substantially similar to ATA’s 9.75% Series B Cumulative Non-Convertible Preferred Stock), together with warrants to purchase ATA Common Stock with aggregate warrant coverage equal to the aggregate purchase price of such shares of Series C Preferred Stock and substantially in the form of the warrants being issued on the Initial Closing Date pursuant to the Cash Investment Agreement. The parties acknowledge that any issuance of shares of Series C Preferred Stock (and attached warrants) shall be subject to any preemptive rights set forth in the Cash Investment Agreement. In the event that any of EL and its Affiliates purchases shares of Series C Preferred Stock and attached warrants pursuant to this Section 1.5(b), then, to the extent permitted by the Charter (as defined below), ATA shall deliver a duly executed REIT ownership limit waiver certificate in substantially similar form as the REIT Ownership Limit Waiver to Elco North America, Inc. (“Elco NA”), for the benefit of Elco NA and all of the entities in which Elco NA directly or indirectly owns 100% of the equity interests (collectively and together with Elco NA, the “Elco

Group”), effective upon such purchase, (1) granting an exemption from the aggregate stock ownership limit established under the Charter allowing the Elco Group to Beneficially Own (as defined in the Charter) or Constructively Own (as defined in the Charter) 100% of the Series C Preferred Stock and (2) affirming the prior grant of an exemption from the aggregate stock ownership limit and the ATA Common Stock ownership limit established under the Charter allowing the Elco Group to Beneficially Own or Constructively Own no more than 20% of the ATA Common Stock (and expressly including the shares of ATA Common Stock issuable under the warrants under such grant). The grant of any such REIT ownership limit waiver certificate shall be subject to a determination by the board of directors of ATA that such waiver would not adversely affect ATA’s ability to qualify as a REIT.

(c) EL shall have the right to designate one or more of its Affiliates who are accredited investors within the meaning of Regulation D promulgated under 1933 Act to purchase any or all of the Excess Expense Shares and/or the Andros Cash Payment Obligation Securities; provided, however, that no such designation shall relieve EL of its obligations under this Section 1.5. For avoidance of doubt, the provisions of this Section 1.5 and the issuance and sale of the Excess Expense Shares and/or the Andros Cash Payment Obligation Securities, as applicable, pursuant hereto shall be separate from, and shall neither be credited toward nor limit the purchase of any shares of ATA Common Stock pursuant to, the provisions of Section 1.2(a).

ARTICLE II

CONSIDERATION; APPORTIONMENTS AND OTHER

ADJUSTMENTS

2.1 Consideration.

Upon the terms and subject to the conditions set forth herein and in the applicable Contribution Agreement, with respect to each Contributed Property, ATA Holdings agrees to pay, pursuant to such Contribution Agreement, aggregate consideration equal to the “Agreed Share Value” set forth on Schedule A hereto with respect to such Contributed Property, as adjusted pursuant to the provisions of this Article II, Article III or both Article II and Article III, as applicable. Without limiting the terms of hereof, in the event Schedule A hereto has not been adjusted to reflect the apportionments described in Section 2.2 below and as set forth on the Settlement Statements, the parties agree to update Schedule A hereto accordingly and to replace the same by written amendment to this Agreement promptly after the parties have agreed upon the Settlement Statements. The form and manner of payment of such aggregate purchase consideration shall be as provided in such Contribution Agreement.

2.2 Apportionments, etc.

The Parties agree that, at and as of the date of the Initial Closing, all normal and customarily proratable items, including, without limitation, real estate taxes, personal property taxes, utility bills (except as hereinafter provided), invoiced rents and other income, and operating contract payments shall be prorated with respect to each Contributed Property as of the date of the Initial Closing, with Contributor being charged and credited for all of the same relating to the period up to the date of the Initial Closing and ATA Holdings being charged and credited for all of the same relating to the period on and after the date of the Initial Closing. All apportionments hereunder shall be settled in OP Units or as otherwise agreed by the Parties as set forth in the Settlement Statements to be delivered at the applicable Subsequent Closing.

(a) To the extent not covered by any tax escrows held by the applicable Contributed Entity or the Lender, all real estate taxes, and items of income and expense with respect to each Contributed Property shall be prorated between the Contributor and ATA Holdings based upon amounts due and payable, on an accrual basis, in the calendar year in which the Initial Closing occurs except as set forth below. All prorations of real estate taxes shall be based upon the most recent available full year’s tax bills, and, if applicable, subject to re-proration when the actual tax bill for the applicable fiscal tax year in which the Initial Closing occurs is received. All escrow and reserve accounts (including without limitation, all capital improvement reserves and taxes and insurance escrows) held by the Lender in connection with the Loan with respect to such Contributed Property and those held by the Contributors shall follow the Contributed Property and shall be prorated in the manner set forth on the Settlement Statements (as defined below).

(b) Invoiced rents and other charges, other than for tenants who owe Delinquent Amounts (as hereinafter defined), shall be prorated. Prepaid rents and other charges shall be credited to ATA Holdings. Without limiting the foregoing, rent and all other sums which are due and payable to the Contributed Entity by any tenant, whether or not collected as of the Initial Closing shall be adjusted, but ATA Holdings shall not be required to cause the rent and other sums for the period prior to Initial Closing to be remitted to the Contributor if, as, and when collected. At the Initial Closing, ELRM shall deliver to ATA Holdings a schedule of all rent, charges and other amounts payable by tenants after the Initial Closing with respect to which the Contributors are entitled to receive a share under this Agreement, and any amount due and owing to the Contributed Entity before the Initial Closing by tenants under the leases which are unpaid on the date of the Initial Closing (such amounts are collectively referred to herein as the “Delinquent Amounts”). Rental and other payments received by the Contributed Entity from tenants shall first be applied toward ATA Holding’s actual out-of-pocket costs (including reasonable attorneys’ fees) of collection, and then toward the payment of current rent and other charges owed to the Purchaser for periods after the Initial Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts; provided, however, that any rent received by ATA Holdings from tenants who owe Delinquent Amounts during the month in which the Initial Closing occurs shall first be applied to the payment of such tenants’ Delinquent Amounts, if any, with respect to the month in which the Initial Closing occurs, and not toward the payment of rent and other charges for previous or subsequent months. ATA Holdings may not waive any Delinquent Amounts or modify a lease so as to reduce amounts or charges owed under leases for any period in which the Contributors are entitled to receive a share of charges or amounts, without first obtaining the written consent of the Contributors. If a Delinquent Amount due the Contributors is not paid by a tenant within the later of (i) sixty (60) days after the Closing or (ii) sixty (60) days after billing therefor, the Contributors shall have the right to attempt to effect collection by litigation or otherwise so long as the Contributors do not take any action which would affect such tenant’s right to occupy its leased premises or terminate its Lease. With respect to Delinquent Amounts owed by tenants that are no longer tenants of the Contributed Property as of the date of Initial Closing, the Contributors shall retain all rights relating thereto.

(c) To the extent security deposits, pet deposits or other deposits paid by tenants under Leases are held in the name of the Contributed Entity, such deposits shall continue to be held by the Contributed Entity so as to be available to the Contributed Entity after the Initial Closing, or if such deposits are held by ELRM, all such deposits shall be transferred to the applicable Contributed Entity prior to the applicable Closing for such Contributed Property. There shall be no apportionment or proration of any insurance premiums or costs or expenses related to the employment of any Persons at the Contributed Property.

(d) The following items shall also be prorated between the Contributors and ATA Holdings as of the Initial Closing:

(i) Fuel, water and sewer service charges, and charges for gas, electricity, telephone and all other utility and fuel charges, as well as all deposits to utility companies, governmental entities or any other person shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) to the extent not paid directly by tenants under their respective leases unless final meter readings and final invoices can be obtained. To the extent practicable, ELRM shall cause meters for utilities to be read not more than one (1) day prior to the date of the Initial Closing.

(ii) Assignable license and permit fees paid on an annual or other periodic basis.

(iii) Prepaid interest or other payments paid to a lender under the applicable loan assumed or transferred as part of the Transaction.

(iv) Cash then being held in the Contributed Entity (other than security deposits, as provided in Section 2.2(c) above) shall be prorated as of the Initial Closing and, notwithstanding the terms of Section 2.2(g) below, the applicable prorated amount remaining at the Contributed Property shall be distributed to the Contributors immediately prior to the Subsequent Closing for such Contributed Property.

(v) Such other items that are customarily prorated in transactions of this nature (including, without limitation, any utilities paid by the Contributed Entity under the leases).

(e) For purposed hereof, unless such Contributed Property becomes an Excluded Property or this Agreement terminates, ATA Holdings shall be deemed to be the owner of the Contributed Entity and, therefore, entitled to the income from the Contributed Property and responsible for the expenses of the Contributed Property for the entire day upon which the Initial Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Initial Closing. To the extent information necessary to make such prorations is not available at the Initial Closing or is determined to be inaccurate or incomplete after the Initial Closing, the amount of such prorations shall be subject to adjustment in OP Units promptly after complete and accurate information becomes available and in all events prior to the applicable Subsequent Closing, to be effective as of the Initial Closing. All prorations shall otherwise be final. The Contributor and ATA Holdings agree to cooperate and use their best efforts to make such adjustments prior to the Subsequent Closing with respect to such Contributed Property and with respect to tax prorations, the parties shall make such adjustments upon receipt of the actual tax bills covering the period in which the Initial Closing occurs. Except as set forth in this Section 2.2, all items of income and expense for the period prior to the Initial Closing will be for the account of the Contributor and all items of income and expense for the period on and after the Initial Closing will be for the account of ATA Holdings, all as determined by the accrual method of accounting. Bills received after the Initial Closing which relate to expenses incurred, services performed or other amounts allocable to the period prior to the Initial Closing shall be paid by the Contributors.

(f) Amounts on deposit with utility companies shall be credited to the Contributors. The Contributors shall, from and after the Initial Closing, at the Contributors’ sole cost and expense, have control over any ongoing tax appeals as to the Contributed Property that were commenced prior to the Initial Closing and that pertain solely to the periods that the Contributors owned the Contributed Entity. The Contributors shall, as applicable, retain all proceeds or reductions obtained from such appeals or pay all additional taxes or delinquencies imposed for such periods. The Contributors shall keep ATA Holdings informed as to any such appeals and to the extent that ongoing tax appeals pertain to periods that include any period after the Initial Closing or which are reasonably expected to result in higher tax assessment or payment, ATA Holdings shall be entitled to join in such appeal and/or pursue its own appeal, at ATA Holding’s expense, from and after the date of the Initial Closing.

(g) Without limiting the terms of Section 2.2(d)(iv) above or Section 7.3(c) below, the Parties acknowledge and agree that, from and after the Initial Closing until immediately prior to the applicable Subsequent Closing, as provided in clause (ii) below, (i) no Contributed Entity shall declare, pay or otherwise make provision for any dividends or distributions (excluding payment of the management fee to ELRM) and (ii) immediately prior to the applicable Subsequent Closing, in addition to any prorations, adjustments or other amounts payable by or to the Contributors with respect to such Contributed Entity or Contributed Property, as provided herein, the Contributed Entity shall distribute to each Contributor receiving OP Units an amount equal to the amount such Contributor would have been paid as a distribution on account of the OP Units it will receive at the applicable Subsequent Closing had such OP Units been issued and sold to such Contributor at the Initial Closing.

(h) Notwithstanding the terms of the Existing Management Agreement or anything to the contrary contained herein, from and after the date hereof, until the applicable Subsequent Closing, ELRM shall be paid a management fee equal to three percent (3%) of the gross receipts from the operation of the applicable Contributed Property. Except as set forth in this Section 2.2(h), all of the other terms and conditions of the Existing Management Agreement are hereby ratified and confirmed and remain in full force and effect.

(i) The parties hereto acknowledge and agree that the gross fair market value of the property treated as personal property under the Code is equal to the tax basis in such personal property and at the Subsequent Closing for each Contributed Property, the parties will reasonably agree on a fair market value allocation of value between the land and the building(s).

(j) The provisions of this Section 2.2 shall survive the Initial Closing.

2.3 Grubb & Ellis/Mission Litigation Make Whole.

(a) In addition to (i) the OP Units or shares of stock of ATA issuable to each of the Contributing Parties at each Subsequent Closing, (ii) LTIP units issued under any employment agreement to any employee, and (iii) any shares of common stock of ATA issued (or issuable) to a Warrant holder upon exercise of its Warrant (as defined below), each such holder of such units, shares or Warrants (each, a “Make-Whole Rightholder”) will be issued a contingent value right (a “Right”) in accordance with Section 2.3(b). If, prior to or as a result of the IPO, any payment shall be due to Grubb & Ellis on account of its special limited partner interest in ATA Holdings (a “G&E Payment”), or if, prior to the IPO, a monetary award has been assessed against any of the ATA Parties or any of its direct or indirect subsidiaries by a final non-appealable judgment in the litigation with Mission Residential, LLC and Mission Trust Services, LLC (a “Mission Award”), the Right will entitle each such security holder to receive in accordance with Section 2.3(b), without additional charge, such Party’s proportionate share (based on the number of such Party’s shares of common stock, OP Units or LTIP units relative to all shares issued in connection with this Agreement or the employment agreements and the number of shares of stock of ATA issued to Warrant holders upon exercise of Warrants in accordance with Section 2.3(b)) of a so-called “Make-Whole Pool” of shares of ATA common stock, OP Units or additional LTIP units (at the election of each receiving Party). The aggregate number of shares of ATA Common Stock, OP Units or LTIP units in the Make-Whole Pool will equal the following:

Z minus 42.24 million

Where:

X= the aggregate amount of any G&E Payment and any Mission Award less a $250,000 deductible.

Y = 180.04 million/(343.46 million – X)

Z = (20.05 million/(1-Y))

Notwithstanding anything to the contrary in the foregoing, any fractional shares of ATA common stock, OP Units or LTIP units issuable to a Party pursuant to the foregoing shall not be issued and shall be deemed forfeited.

(b) The Right shall be exercisable as follows:

In the event of a G&E Payment becoming due or a Mission Award being assessed (as described in Section 2.3(a)), ATA shall calculate and deliver written notice of the aggregate number of securities in the Make-Whole Pool to each Make-Whole Rightholder not later than ten (10) days following such G&E Payment becoming due or such Mission Award being assessed, as applicable. Each Make-Whole Rightholder that desires to participate in the Make-Whole Pool shall notify ATA that such Make-Whole Rightholder desires to exercise its Right not later than fifteen (15) days following the later of (A) the consummation of the IPO and (B) the date on which ATA delivers the notice of the Make-Whole Pool calculation to such Make-Whole Rightholder (such later date, the “Right Expiration Date”); provided that, in the case of a Make-Whole Rightholder that wishes to exercise a Right in connection with any shares issuable upon the exercise of a Warrant, the Right may only be exercised by such Make-Whole Rightholder with respect to such Warrant if such Make-Whole Rightholder provides notice of exercise of such Warrant to ATA no later than the Right Expiration Date. Any Make-Whole Rightholder that fails to provide a notice of exercise of its Right pursuant to this Section 2.3(b) shall be deemed to have irrevocably waived its Right.

ARTICLE III

TITLE AND OTHER PROPERTY RELATED MATTERS

3.1 Title Matters.

(a) Delivery of Title Commitments. With respect to each Contributed Property, (i) the ATA Parties have obtained, at their sole cost and expense, a current commitment for an ALTA extended owner’s policy from the Title Company with respect to all of the Real Property and/or such endorsements or updates to the existing owner’s policies as the ATA Parties may desire and (ii) to the extent the Loan is not being paid off or refinanced at the applicable Closing, and is required by the Lender in connection with Lender Approval, then the ATA parties shall obtain a commitment to endorse the existing mortgagee policy for the Loan from the title insurance company that issued such mortgagee policy, together with complete and legible copies of all instruments and documents referred to therein as exceptions to title (collectively, the “Title Commitments”).

(b) Survey. With respect to each Contributed Property, the ATA Parties shall, if they elect to do so, order, at their sole cost and expense, a current as built ALTA/ACSM survey with respect to all of the Real Property or such updates and/or recertifications to the existing survey as the ATA Parties may desire (the “Survey”), by a licensed surveyor in the jurisdiction in which such Real Property is located, and certified to the ATA Parties, the Property Owner, the Contributed Entity, if any, the Title Company and the Lender. ELRM shall deliver to the ATA Parties and/or the surveyor such documents, affidavits, or certifications as may be reasonably requested in order to issue the Survey or in order to bring forward the date of any survey exception in the Title Commitment without issuing the Survey (provided no construction has taken place since the date of any prior survey).

(c) Permitted Exceptions. With respect to each Contributed Property:

(i) The Title Commitments are listed on Schedule 3.1(c) attached to this Agreement and all of the exceptions to coverage shown thereon shall be deemed Permitted Encumbrances; provided, however, the Parties agree to use good faith efforts to cause the Title Company to remove the objections to title set forth on Schedule D attached to this Agreement. The provisions of this Section 3.1(c)(i) shall survive the Initial Closing.

(ii) To the extent that ATA Holdings or ELRM obtains a new title commitment in connection with an Alternate Property, and such new title commitment contains any exception to coverage that (x) is not otherwise included in subsections (b), (c), (d) and (f) of the definition of Permitted Encumbrances and (y) would reasonably be expected to have a Property Material Adverse Effect (a “Post-Policy Exception”), then ATA Holdings, in its sole discretion, may object to such Post-Policy Exception by giving notice thereof to ELRM in writing, within ten (10) Business Days of receipt of such new title commitment (the “Objection Notice”). Any Post-Policy Exceptions to which ATA Holdings does not timely object in the Objection Notice shall be deemed Permitted Encumbrances. ELRM shall not be required to satisfy any objections set forth in any Objection Notice, nor shall ELRM be required to incur any cost or expense to do so; provided, however, that if the Objection Notice is timely delivered to ELRM and ELRM intends to remove or cure any title defects or objections raised therein, ELRM shall deliver written notice (the “Title Response”) to ATA Holdings within ten (10) Business Days after receipt of such Objection Notice identifying the Post-Policy Exceptions that ELRM intends to remove or cure (it being acknowledged that the delivery or failure to deliver a Title Response shall not constitute an admission by the EL Parties as to whether or not any such exception constitutes a Post-Policy Exception as defined above). If ELRM fails to timely deliver the Title Response, or in its Title Response fails to commit to remove or cure any particular Post-Policy Exception raised in such Objection Notice or cause the Title Company to affirmatively insure over any such Post-Policy Exception, then such failure shall constitute ELRM’s notice that it will not cure or remove such Post-Policy Exception. ATA Holdings shall have the right to elect by written notice to ELRM, on or before five (5) Business Days after receipt of the Title Response (or, if no Title Response is given, five (5) Business Days after expiration of the period for delivery thereof), to either (A) waive the objections that ELRM has not committed to remove or cure and accept such title as the Property Owner is able to convey, in which event the matters objected to shall become Permitted Exceptions; or (B) exclude such Alternate Property from the Transactions by notifying ELRM in writing, whereupon (i) such Alternate Property shall be an Excluded Property and (ii) the applicable Contribution Agreement, if any, shall terminate automatically without the need for further action by any party thereto. The failure of ATA Holdings to timely deliver such a waiver or exclusion notice shall constitute ATA Holdings’ election to waive the objection as described in Subsection 3.1(c)(ii)(A) above.

(d) Additional Exception. With respect to each Contributed Property, except for new Leases entered into after the date hereof in accordance with the requirements of this Agreement, the Property Owner shall be expressly prohibited from further encumbering the Property from and after the date hereof in any manner that would reasonably be expected to have a Property Material Adverse Effect without the prior written consent of the ATA Parties, which consent shall not be unreasonably withheld, conditioned or delayed (the “Additional Exception”), unless such Additional Exception shall be released of record prior to the applicable Closing.

(e) Alternate Properties. In the event any Alternate Property becomes a Contributed Property pursuant to this Agreement, ELRM shall promptly provide copies to ATA Holdings of the existing title insurance policies and surveys for such Alternate Property, to the extent not previously provided. The provisions of this Section 3.1 shall thereafter apply to such Alternate Property as a Contributed Property.

3.2 Condemnation.

With respect to each Contributed Property:

(a) If prior to the applicable Closing, any portion of the Real Property is taken by eminent domain that involves the taking of a material portion of the Improvements (including the amenities or a material portion of the parking), or a taking that has the effect of preventing access to the Improvements (a “Material Condemnation”), ELRM shall promptly, but in any event within five (5) Business Days and prior to such Closing, notify the ATA Parties in writing and in reasonable detail of the same (the “Condemnation Notice”). The ATA Parties shall have the right to elect, within fifteen (15) Business Days of receipt of the Condemnation Notice (and the applicable Closing Date shall, if necessary, be extended to give the ATA Parties the benefit of the entire fifteen (15) Business Day period), to exclude such Contributed Property from the Transactions by notifying ELRM in writing, whereupon (i) such Contributed Property shall be deemed an Excluded Property and (ii) the applicable Contribution Agreement, if any, shall terminate automatically without the need for further action by any party thereto.

(b) If prior to the applicable Closing, any portion of the Real Property is taken by eminent domain and either (i) such taking is not a Material Condemnation or (ii) such Contributed Property is not excluded from the Transactions pursuant to Section 3.2(a), then, the obligations of the parties to consummate the Transactions shall not be affected, notwithstanding such condemnation, and there shall be no abatement or reduction in the purchase consideration payable on account thereof except as herein provided. At such Closing, ELRM shall (A) cause the Property Owner to assign, or the Contributed Entity or its Subsidiary to retain, as the case may be, all of its right, title and interest in and to all related condemnation proceeds payable (but not yet paid as of such Closing) and (B) to the extent that any Person (other than the Contributed Entity or any Subsidiary thereof) has received any such condemnation proceeds prior to such Closing, there shall be an abatement in an amount equal to such condemnation proceeds received by each such Person, less the amount of the costs and expenses, including reasonable attorneys’ fees and expenses, incurred in establishing and collecting such award. Such abatement shall be effected as a reduction in the aggregate purchase consideration payable on account of such Contributed Property.

3.3 Casualty.

With respect to each Contributed Property:

(a) If, after the Initial Closing, but prior to the applicable Subsequent Closing, the Property is damaged or destroyed by fire or other casualty (a “Casualty”) for which the cost to restore such damage or destruction to the Property could reasonably be expected to exceed $250,000 (a “Material Casualty”), ELRM shall promptly, but in any event within five (5) Business Days and prior to such Closing, notify the ATA Parties in writing and in reasonable detail of the same (the “Casualty Notice”). Subject to compliance by ELRM with the terms of Section 7.3(b)(i)(D), the obligations of the parties to consummate the Transactions shall not be affected, notwithstanding any Casualty (whether or not a Material Casualty), and there shall be no abatement or reduction in the purchase consideration payable on account thereof except as herein provided. At such Subsequent Closing, ELRM shall (A) cause the Property Owner to assign, or the Contributed Entity or its Subsidiary to retain, as the case may be, all of its right, title and interest in and to all related insurance proceeds payable (but not yet paid as of such Closing) and (B) to the extent that any Person (other than the Contributed Entity or any Subsidiary thereof) has received any such insurance proceeds prior to such Subsequent Closing, there shall be an abatement in an amount equal to such insurance proceeds received by each such Person, less the amount of the costs and expenses, including reasonable attorneys’ fees and expenses, incurred in establishing and collecting such proceeds or in repairing such damage or destruction. Such abatement shall be effected as a reduction in the aggregate purchase consideration payable on account of such Contributed Property.

(b) The risk of loss to the Property shall pass to the ATA Parties upon the Initial Closing.

3.4 Excluded Liabilities.

With respect to each Contributed Entity, from and after the Initial Closing:

(a) Subject to the terms and conditions set forth in this Section 3.4, ELRH hereby agrees to indemnify, defend and hold harmless the ATA Parties from and against any and all direct costs, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses but excluding consequential, punitive and indirect damages) arising out of or resulting from any liabilities (other than Disclosed Liabilities) of such Contributed Entity or any of its Subsidiaries, whether direct or indirect, known or unknown, absolute or contingent, arising prior to the Initial Closing, solely to the extent pertaining to the assets or activities, if any, of any of such Contributed Entity and its Subsidiaries, that are not directly or indirectly related to the Property or to any other Contributed Property.

(b) ELRH shall have no liability in respect of any amounts indemnifiable under this Section 3.4 unless and until the aggregate of all such amounts with respect to such Contributed Entity collectively exceeds $25,000, whereupon ELRH shall be liable for the full amount thereof including the $25,000. In no event shall ELRH be liable pursuant to this Section 3.4 for any amounts with respect to such Contributed Entity in excess of Three Million Dollars ($3,000,000).

(c) This Section 3.4 shall survive the Initial Closing with respect to such Contributed Entity until the expiration of the first anniversary of such Initial Closing and, with respect to any written claim delivered to ELRH within such one year period, until final non-appealable adjudication or settlement thereof, provided litigation is, or adjudication proceedings are, instituted within six (6) months following ELRH’s receipt of such written claim.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO

THE EL PARTIES

EL and ELRM each hereby jointly and severally represents and warrants to ATA and ATA Holdings as follows:

4.1 Organization; Capacity; Power.

(a) Each of the EL Parties has provided to ATA and ATA Holdings correct and complete copies of its Organizational Documents as currently in effect;

(b) Each of the EL Parties is duly organized, validly existing and in good standing as a limited liability company under the Laws of the State of Delaware;

(c) Each of the EL Parties is duly qualified, licensed or registered as a foreign limited liability company in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, licensure or registration, except where the failure to be so qualified, licensed or registered would not reasonably be expected to have a material adverse effect on the ability of the EL Parties to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party; and

(d) Each of the EL Parties has full limited liability company power and authority to own, lease and operate the properties now owned, leased or operated by it and to carry on its business as presently conducted, and to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party.

4.2 Authorization of Agreements; Enforceability.

Each of the EL Parties and their Affiliates has duly authorized the execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance of its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation of the Transactions in accordance with all requirements of the Transaction Agreements and applicable to it under its Organizational Documents and applicable Laws. This Agreement, assuming the due authorization, execution and delivery by ATA and ATA Holdings, is the valid and binding obligation of each of the EL Parties, enforceable against it in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies. Each of the other Transaction Agreements to which the EL Parties or any their Affiliates will be a party, assuming the due authorization, execution and delivery by the parties thereto other than the EL Parties and their Affiliates, will be the valid and binding obligation of the EL Parties and their Affiliates, as applicable, enforceable against each of them in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

4.3 Governmental Filings and Authorizations.

In connection with the execution and delivery by each of the EL Parties or any of their Affiliates of this Agreement and the other Transaction Agreements to which any of them will be a party, or the performance by the EL Parties or any of their Affiliates of any of their obligations under this Agreement and the other Transaction Agreements to which any of them is or will be a party, the EL Parties and their Affiliates are not required (a) to make any Filing with any Governmental Authority, or (b) to obtain any Authorization.

4.4 Other Third Party Approvals and Consents.

Schedule 4.4 hereto contains a description of all authorizations, consents and approvals that are required to be obtained under the Organizational Documents, including but not limited to investor consents, of each EL Party and any Affiliate of the EL Parties as a condition to the closing of any of the Transactions.

4.5 Contravention.

The execution and delivery by the EL Parties and any of their Affiliates of this Agreement and the other Transaction Agreements to which any of them is or will be a party, the performance by the EL Parties or their Affiliates of their respective obligations under this Agreement and the other Transaction Agreements to which any of them is or will be a party, and the consummation of the Transactions, do not and will not:

(a) violate any provision of the Organizational Documents or any EL Party or any Affiliate of the EL Parties; or

(b) violate any Law, Authorization or Order to which the EL Parties or any of their Affiliates, properties or assets is subject, or give any Governmental Authority or other Person the right to challenge any of the Transactions.

4.6 Brokerage Fees.

Except for (i) the financial advisory fees payable to Evercore Group LLC (“Evercore Partners”) pursuant to an engagement agreement between EL and Evercore Partners, a true and correct copy of which has been provided to ATA and ATA Holdings, (ii) the finders fee payable to Raymond James (“Raymond James”) pursuant to an engagement agreement between EL and Raymond James, a true and correct copy of which has been provided to ATA and ATA Holdings and (iii) the acquisition fees payable to Joseph Lubeck and Elco NA pursuant to a separate side letter agreement, a true and correct copy of which has been provided to ATA and ATA Holdings (collectively, all such fees, the “EL Advisory and Acquisition Fees”), none of the EL Parties or any of their Affiliates has or will have any obligation to pay any brokerage fees or commissions, finder’s fee, advisory fees, acquisition fee or other similar fees related to the execution of this Agreement, any of the other Transaction Agreements or the consummation of any of the Transactions.

4.7 Litigation.

No Proceeding or Order is pending (and, to the knowledge of the EL Parties, no Proceeding or Order has been threatened and no facts or circumstances exist that would be reasonably likely to result in any Claim, Proceeding or Order) against or affecting the EL Parties or any of their Affiliates (a) under any bankruptcy or insolvency Law, (b) that seeks or could be reasonably likely to seek injunctive or other relief in connection with this Agreement, any of the other Transaction Agreements or the Transactions or (c) that reasonably could be expected to adversely affect (i) the performance by the EL Parties or any of their Affiliates under this Agreement or any other Transaction Agreement to which the EL Parties or any of their Affiliates is or will be a party or (ii) the consummation of any of the Transactions.

4.8 Solvency.

Each of the EL Parties is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The performance by each of the EL Parties of its obligations under this Agreement and the other Transaction Agreements will not render any of the EL Parties insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

4.9 Foreign Corrupt Practices Act.

Neither the EL Parties nor, to the knowledge of the EL Parties, any director, officer, agent, employee, Affiliate or other person acting on behalf of any of the EL Parties, is aware of or has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by any of such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the EL Parties and, to the knowledge of the EL Parties, their Affiliates have conducted their businesses in compliance in all material respects with the FCPA.

4.10 Money Laundering Laws.

The operations of the EL Parties and their Affiliates are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no Proceeding involving the EL Parties or any of their Affiliates with respect to the Money Laundering Laws is pending or, to the knowledge of the EL Parties, threatened in writing.

4.11 OFAC.

None of the EL Parties nor, to the knowledge of the EL Parties, any trustee, officer, agent, employee, Affiliate or person acting on behalf of the EL Parties or any of their Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO

THE CONTRIBUTED ENTITIES AND PROPERTIES

ELRM hereby represents and warrants to ATA and ATA Holdings as follows:

5.1 Organization and Authorization; No Conflicts.

Each Contributed Entity is an entity duly organized, validly existing and in good standing in the state of its organization and is duly qualified to do business as a foreign entity in each jurisdiction where the failure to so qualify would materially adversely affect the Contributed Entity’s ability to conduct business in the Ordinary Course. Each Contributed Entity has all requisite power and authority to own, lease and operate the Properties now owned, leased or operated by it and to carry on its business as presently conducted. Each Contributed Entity, to the extent applicable, has taken all necessary action to authorize the execution, delivery and performance of the Transaction Agreements and any other agreement, certificate, instrument or writing delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (collectively, the “Transaction Documents”), and upon the execution and delivery of any

Transaction Document to be delivered by any Contributed Entity, to the extent applicable, such Transaction Document shall constitute the valid and binding obligation and agreement of such Contributed Entity, enforceable against such Contributed Entity in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. ELRM has made available to the ATA Parties true and complete copies of the Organizational Documents of each Contributed Entity, as amended and as in effect on the date of this Agreement. No Contributed Entity is in default under or in violation of any provision of its Organizational Documents.

5.2 Capitalization; Title to Contributed Interests.

Schedule 5.2 sets forth the authorized ownership interests of each Contributed Entity and indicates the ownership of all of the issued and outstanding ownership interests of the Contributed Entity. Except for the Transaction Agreements and the Transactions, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character to which any Contributed Entity or any EL Affiliate is a party (or, to ELRM’s knowledge, to which any other holder of any ownership interest in any Contributed Entity is a party) relating to the issuance, sale, purchase or redemption of any ownership interests of any Contributed Entity. All of the outstanding ownership interests of each Contributed Entity are validly issued, fully paid and nonassessable. All of the issued and outstanding ownership interests of each Contributed Entity held by any EL Affiliate (or, to ELRM’s knowledge, by any other Person) are owned free from all Liens. With respect to each Contributed Entity, upon delivery to ATA Holdings on the applicable Closing Date of any and all Contributed Interests as contemplated by this Agreement and the applicable Interest Contribution Agreement, the Contributors that are EL Affiliates (and, to ELRM’s knowledge, the other Contributors) will thereby transfer to ATA Holdings good and marketable title to such Contributed Interests, free and clear of all Liens.

5.3 Absence of Defaults and Conflicts; Consents and Approvals.

(a) Except as set forth on Schedule 5.3, neither the execution and delivery of any Transaction Document by any Contributed Entity, to the extent applicable, nor the consummation of any of the transactions contemplated thereby, nor compliance with or fulfillment of the terms, conditions and provisions thereof will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the Contributed Interests or the Property of any Contributed Entity, under (A) any of their respective Organizational Documents (to the extent applicable), (B) any contract to which any of them is a party and which would reasonably be expected to have a Portfolio Material Adverse Effect, (C) any Permits to which any of them is a party or the Contributed Interests or the Property of any Contributed Entity are subject or by which any Contributed Entity is bound and which would reasonably be expected to have a Portfolio Material Adverse Effect, or (D) any Laws affecting any Contributed Entity, the

Contributed Interests or the Property of any Contributed Entity; or (ii) require the approval, consent, authorization or act of, or the making by any Contributed Entity of any declaration, filing or registration with, any Person.

(b) Schedules 4.4 and 5.3 contain a list of all material consents and approvals required to be obtained in connection with the transactions contemplated by the Transaction Documents.

5.4 Subsidiaries and Investments.

Except as listed on Schedule 5.4 attached hereto, no Contributed Entity has any Subsidiaries nor does it have any investment in any Person. Schedule 5.4 indicates the ownership of all of the issued and outstanding ownership interests of all Subsidiaries of all Contributed Entities.

5.5 Absence of Undisclosed Liabilities.

With respect to each Contributed Entity, none of the Contributed Entity and its Subsidiaries has any liabilities, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following (collectively, “Disclosed Liabilities”): (i) the Loan, (ii) liabilities fully and adequately reflected or reserved against in the balance sheet included in the Contributed Entity Financial Statements (the “Latest Balance Sheet” with respect to the Contributed Entity), (iii) liabilities incurred in the Ordinary Course since the date of the Latest Balance Sheet, none of which, individually or in the aggregate, could reasonably be expected to have a Portfolio Material Adverse Effect, (iv) liabilities to be apportioned at or following the Initial Closing with respect to such Contributed Entity pursuant to the provisions of this Agreement, (v) liabilities between or among any two or more of the Contributed Entities and their Subsidiaries (but not any liability to any entity directly or indirectly owning an interest in any Contributed Entity that is not contributed hereunder), (vi) liabilities of the type addressed by any other representations and warranties of ELRM or any other Person with respect to such Contributed Entity or Contributed Property set forth in this Agreement or in any other Transaction Document, and (vii) liabilities disclosed on Schedule 5.5 or on any other Schedules attached hereto.

5.6 Taxes.

(a)(A) Each Contributed Entity and each of their respective Subsidiaries has complied in all material respects with all Laws relating to Taxes, (B) each Tax Return required to be filed by, or on behalf of, each Contributed Entity and each of their respective Subsidiaries has been timely filed in accordance with applicable Laws (taking into account applicable extensions), (C) all such Tax Returns and the Tax Returns of Elco, Elco Landmark at Creekside Grand, LLC, Landmark at Grand Palms Holdings, LLC and Century Mill Investors, LLC are true, correct and complete in all material respects, and (D) all Taxes due and payable with respect to each such Tax Return of each Contributed Entity and each of their respective

Subsidiaries (whether or not shown as due on a Tax Return), or otherwise due and payable by, or on behalf of each Contributed Entity and each of their respective Subsidiaries, have been timely paid.

(b) ELRM has provided to the ATA Parties true, correct and complete copies of all Tax Returns filed by Elco, Elco Landmark at Creekside Grand, LLC, Landmark at Grand Palms Holdings, LLC, Century Mill Investors, LLC and each Contributed Entity and each of their Subsidiaries in the last three (3) years. ELRM has provided to the ATA Parties true, correct, and complete copies of all notices of deficiencies, final partnership administrative adjustments, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, petitions and any other similar documents, notices, and correspondence, in each case, that each Contributed Entity and each of their respective Subsidiaries (or any of their Representatives) has received from, sent to, or entered into with the IRS or other Governmental Authority in the last three (3) years or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. No claim has been made by any Governmental Authority in the last three (3) years that a Contributed Entity or any of its Subsidiaries has not properly reported and/or paid Taxes or filed Tax Returns in a jurisdiction in which a Contributed Entity or any of its Subsidiaries does not file a Tax Return. The first sentence of this paragraph shall not apply to the extent that, immediately before the Effective Date, such Contributed Entity or its Subsidiaries are disregarded entities within the meaning of Treasury Regulation § 301.7701-2(c)(2)(i).

(c) There are no Liens for Taxes on any Contributed Property.

(d) No federal, state, local or foreign Tax audits or other Proceedings are presently in progress or pending or, to ELRM’s knowledge, threatened with regard to any Taxes or Tax Returns of any Contributed Entity or any of their respective Subsidiaries. No private letter ruling, technical advice memorandum, application for a change of any method of accounting, or other similar requests made by, or with respect to any Contributed Entity or any of their respective Subsidiaries, are presently pending with any Governmental Authority.

(e) No Contributed Entity or any of its Subsidiaries has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation section 301.6011-4 (irrespective of the effective date). This paragraph shall not apply to the extent that, immediately after the Effective Date, such Contributed Entity or its Subsidiaries are disregarded entities within the meaning of Treasury Regulation § 301.7701-2(c)(2)(i).

(f) Each Contributed Entity and each of their respective Subsidiaries has since its formation been treated for federal income tax purposes as either (i) a “disregarded entity” as defined in Treasury Regulations Section 301.7701-3 or (ii) a partnership, and not an association or “publicly traded partnership” taxable as a corporation.

(g) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any Contributed Entity or any of their Subsidiaries is subject and no requests for any such waivers or agreements have been made of any Contributed Entity or any of their Subsidiaries.

(h) No Contributed Entity or any of its Subsidiaries is a party to, nor is bound by, nor has any obligation under, any Tax sharing, Tax protection, Tax reimbursement or similar agreement or arrangement.

(i) No Contributed Entity or any of its Subsidiaries has made an election pursuant to Code section 108(i) (or any similar provision of state or local tax law). This paragraph shall not apply to the extent that, immediately after the Effective Date, such Contributed Entity or its Subsidiaries are disregarded entities within the meaning of Treasury Regulation § 301.7701-2(c)(2)(i).

(j) The Loan is a “qualified liability” within the meaning of Treasury Regulations section 1.707-5(a)(6).

5.7 Absence of Certain Changes or Events.

With respect to each Contributed Entity, since the date of the Latest Balance Sheet: (i) the Contributed Entity has been operating only in the Ordinary Course; (ii) the Contributed Entity has not (A) sold, leased or disposed of, or subjected to any Lien, any of its tangible or intangible assets, other than the sale, lease or disposition in the Ordinary Course of inventory, FF&E, miscellaneous items of machinery and equipment and assets no longer necessary to the operation of the Property or which have been replaced by similar items, or (B) canceled or released any material debt or claim held by it other than in the Ordinary Course; and (iii) the Contributed Entity has not instituted, settled, agreed to settle any litigation or Proceeding before any Governmental Authority other than in the Ordinary Course, but not in any case involving amounts in excess of Fifty Thousand Dollars ($50,000.00).

5.8 Real Property.

With respect to each Contributed Property:

(a) The Property Owner owns good and marketable fee simple title to the Real Property. At the applicable Closing, the Property shall be free and clear of all Liens except Permitted Encumbrances. Except for the Real Property, the Property Owner does not own an interest in any real property or hold a leasehold interest in any real property. During the period that ELRM and its Affiliates have been associated with the Property Owner, whether as an owner or as a property manager, the Property Owner has not owned or leased any real property other than the Real Property.

(b) To ELRM’s knowledge, the Property Owner has complied and is in compliance with, and the Property is in compliance with, in all material respects, all Laws applicable to the Real Property. Neither the Property Owner nor, to ELRM’s knowledge, the Contributors, have received from any Governmental Authority written notice (and ELRM has no knowledge) of any violation of any Law (including, without limitation, any zoning, building, fire or health code) applicable to the Property, or any part thereof, that will not have been corrected prior to the applicable Closing.

(c) The Rent Roll set forth in Schedule 5.8(c)(i) attached hereto is true, correct and complete in all material respects as of the date set forth on the Rent Roll. As of the applicable Closing, the Rent Roll delivered at the Closing will be true, correct and complete in all material respects as of the date set forth thereon. The copies of the Leases delivered to the ATA Parties are true, correct and complete copies in all material respects and, to ELRM’s knowledge, are in full force and effect, without default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed on the delinquency report attached hereto or as otherwise set forth on Schedule 5.8(c)(ii). The copies of the Leases and other agreements with the Tenants under the Leases delivered to the ATA Parties pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Real Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements delivered to the ATA Parties, and there are no other leases or tenancy agreements affecting the Real Property.

(d) Except as set forth on Schedule 5.8(d), the Property Owner has not granted to any Person any options to purchase any Real Property (or any portion thereof) or any rights of first refusal to purchase any Real Property (or any portion thereof), and no Person (other than ATA Holdings) has a conditional or unconditional right or option to purchase or to ground lease all or any portion of the Real Property, or the Property Owner’s interest therein.

(e) Except as set forth in Schedule 5.8(e), ELRM has not received written notice, and has no knowledge, of any pending, proposed or threatened (A) change in, or Proceeding for, the rezoning or amendment to the existing zoning of the Real Property or any portion thereof, (B) variance, conditional use permit, special use permit, special exception or other land use permits with respect to the Real Property or any portions thereof, (C) road widening or realignment of any streets or highways adjacent to the Property, or (D) taking of any material portion of a Real Property by eminent domain, in each case, that would reasonably be expected to have a material adverse affect on the value of the Real Property.

(f) Except as set forth in Schedule 5.8(f), the Property is not currently benefited by any special tax abatement or categorization. Except as set forth in Schedule 5.8(f), none of the Contributed Entity or, to ELRM’s knowledge, the Contributors, has commenced any Proceedings which are pending for the reduction of the assessed valuation of the Property. 1

[1]	Note to draft: Schedule 5.8(f) to reflect that Creekside Grand’s taxes are being appealed.

5.9 FF&E.

With respect to each Contributed Property, the Property Owner has not previously assigned or encumbered the FF&E, except for any leased or licensed FF&E as set forth on Schedule 5.9 attached hereto and except in respect of any Loans under the Loan Documents and, except as provided above, such FF&E is (or will be at the applicable Closing) free and clear of all Liens.

5.10 Contracts.

With respect to each Contributed Property:

(a) Except with respect to any Required Capital Improvements which are not completed as of the applicable Closing Date, the only Contracts and amendments thereto that will be in effect on such Closing Date that are not terminable without cause or penalty within sixty (60) days with respect to the Contributed Entity or the Property (the “Non-Terminable Contracts”) are as set forth in Schedule 5.10 (the “Schedule of Non-Terminable Contracts”).

(b) To ELRM’s knowledge, the Property Owner has performed in all material respects all of its obligations under each Contract to which the Property Owner is a party or is subject and none of the Contributors, the Contributed Entity, or the Existing Manager, has given or received written notice, and has no knowledge, of any material default under any of the Contracts.

(c) True, complete and correct copies of the material Contracts have been delivered to the ATA Parties. To ELRM’s knowledge, the Contracts are in full force and effect. The Contracts constitute the entire agreements with such vendors relating to the Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements as have been delivered to the ATA Parties.

5.11 Litigation.

Except as disclosed in Schedule 5.11, with respect to each Contributed Property, there is no Proceeding or Order pending or, to ELRM’s knowledge, threatened and, to ELRM’s knowledge, no facts or circumstances exist that would be reasonably likely to result in any Claim, Proceeding or Order, against the Contributed Entity, the Existing Manager or the Property, whether relating to the Transaction Documents or otherwise.

5.12 Environmental Matters.

With respect to each Contributed Property:

(a) ELRM has made available to the ATA Parties copies of all environmental reports or studies prepared by third party consultants for the Property Owner relating to the Property that are in the possession or control of the Contributed Entity. To ELRM’s knowledge, and except for any matters which are disclosed in such reports and studies, no Hazardous Materials exist at the Property, except as permitted under Environmental Laws.

(b) During the period that ELRM and its Affiliates have been associated with the Property Owner, whether as an owner or as a property manager, neither the Contributed Entity nor the Existing Manager has received any written notice from any Governmental Authority of any pending or, to ELRM’s knowledge, threatened, action or Proceeding arising out of the environmental condition of the Property, Hazardous Materials located on the Property, or any alleged violation of any Environmental Laws.

5.13 Employees.

None of the Contributed Entities has any employees.

5.14 Construction Contracts; Mechanics’ Liens.

With respect to each Contributed Property, except as set forth in Schedule 5.14, at the applicable Closing, except with respect to any Required Capital Improvements which have not been completed, there will be no outstanding Contracts made by the Contributed Entity or the Existing Manager for the construction or repair of any Improvements relating to the Real Property which have not been fully paid for and will not be paid in the Ordinary Course.

5.15 Loan Documents.

With respect to each Contributed Property:

(a) The Loan Documents described in Schedule 5.15 that encumber the Property constitute all of the material loan documents and related instruments in effect with respect to the Loan and have not been modified except as set forth in Schedule 5.15.

(b) To ELRM’s knowledge, the Loan Documents are in full force and effect. Neither the Contributed Entity nor the Existing Manager has received written notice, nor do they have knowledge, of default under any of the Loan Documents. Other than the Indebtedness related to the Loan, neither the Property nor the Contributed Entity is encumbered by any Indebtedness.

(c) As of the date hereof, the outstanding principal balance of the Loan and the amount of escrows or reserves is set forth on Schedule 5.15.

5.16 Special Assessments.

Since January 1, 2012, no Contributed Entity or Existing Manager has received any written notice, nor do they have knowledge, of any existing or pending special assessments affecting any Property by any Governmental Authority, water or sewer authority, drainage district or any other special taxing district or other entity, other than as disclosed herein, and has received no written notice, nor do they have knowledge, of any assessments that may be levied after the applicable Closing by any Governmental Authority.

5.17 Affiliate Transactions.

With respect to each Contributed Entity, (a) except for the Existing Management Agreement, all Contracts and other intercompany obligations between the Contributed Entity, on the one hand, and any Contributor or, to ELRM’s knowledge, any of the Contributors’ other Affiliates, on the other hand, will be satisfied, repaid, eliminated or cancelled at or prior to the Initial Closing, and (b) except for the Existing Management Agreement and the Organizational Documents of the Contributed Entity, there are no written Contracts between the Contributed Entity and any Contributor or, to ELRM’s knowledge, any of the Contributors’ other Affiliates.

5.18 Patriot Act.

With respect to each Contributed Entity:

(a) Neither the Contributed Entity nor, to ELRM’s knowledge, any of their constituents or affiliates, are in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or, to ELRM’s knowledge, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public La 107 56, the “Patriot Act”).

(b) Neither the Contributed Entity nor, to ELRM’s knowledge, any of their constituents or affiliates, is a “Prohibited Person” which is defined as follows:

(i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person or entity with whom the ATA Parties or the successor or assignee of either is prohibited from dealing or otherwise engaging in any transaction by the Executive Order or the Patriot Act;

(iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and

(vi) a person or entity who is affiliated with a person or entity listed above.

(c) To ELRM’s knowledge, neither the Contributed Entity, nor the Existing Manager, nor any of their constituents or affiliates, have or will knowingly: (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

5.19 Possession of Licenses and Permits.

The Contributed Entities, the Property Owners and their respective Subsidiaries possess such Permits necessary to conduct their business as presently conducted, except where the failure so to possess would not, singly or in the aggregate, result in a Portfolio Material Adverse Effect; the Contributed Entities, the Property Owners and their respective Subsidiaries are in compliance with the terms and conditions of all such Permits, except where the failure so to comply would not, singly or in the aggregate, result in a Portfolio Material Adverse Effect; all of such Permits are valid and in full force and effect, except where the invalidity of such Permits or the failure of such Permits to be in full force and effect would not, singly or in the aggregate, result in a Portfolio Material Adverse Effect; and none of the Contributed Entities, the Property Owners and their respective Subsidiaries or the EL Parties has received any notice of proceedings relating to the revocation or modification of any such Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Portfolio Material Adverse Effect.

5.20 Condition of Properties.

ELRM has received and reviewed property condition reports on the Real Property with respect to each Contributed Property. Except as otherwise set forth on Schedule 5.20, to ELRM’s knowledge: (i) no Real Property with respect to any Contributed Property is in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violation of any applicable building code, zoning ordinance or other law or regulation would not, singly or in the aggregate, have a Portfolio Material Adverse Effect; (ii) none of the Contributed Entities, the Property Owners and their respective Subsidiaries or the EL Parties has received written notice of any proposed material special assessment or any proposed change in any property tax, zoning or land use laws or availability of water affecting the Real Property with respect to any Contributed Property that would, singly or in the aggregate, have a Portfolio Material Adverse Effect; (iii) there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to the Real Property with respect to any Contributed Property that would, singly or in the aggregate, have a Portfolio Material Adverse Effect, or any state of facts or circumstances or condition or event that could, with the giving of notice or passage of time, or both, constitute such a violation; and (iv) the Improvements with respect to each Contributed Property are free of any physical, mechanical, structural, design or construction defects that would, singly or in the aggregate, have a Portfolio Material Adverse Effect and the mechanical, electrical and utility systems servicing such Improvements (including, without limitation, all water, electric, sewer, plumbing, heating, ventilation, gas and air conditioning) are in good condition and proper working order, reasonable wear and tear and need for routine repair and maintenance excepted, and are free of defects, except for such failures and defects that would not, singly or in the aggregate, have a Portfolio Material Adverse Effect.

5.21 Access and Utilities.

The Real Property with respect to each of the Contributed Properties has rights of access to public ways and is served by electric, water, sewer, sanitary sewer and storm drain facilities adequate to service such Real Property for its present use.

5.22 Rent-Ready.

No more than one percent (1%) of the units in the Contributed Properties are “off-line” (meaning they cannot be made “rent-ready” with routine maintenance) and at least eighty percent (80%) of the vacant units in the Contributed Properties are in so-called “rent-ready” condition.

Without limiting the terms hereof, none of the representations or warranties with respect to any Contributed Property or Contributed Entity shall survive the Closing with respect to such Contributed Property.

5.23 Brokerage Fees.

Except for the EL Advisory and Acquisition Fees, none of the EL Parties or any of their Affiliates has or will have any obligation to pay any brokerage fees or commissions, finder’s fee, advisory fees, acquisition fee or other similar fees related to the execution of this Agreement, any of the other Transaction Agreements or the consummation of any of the Transactions.

5.24 Insurance.

The Contributed Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. ELRM has no reason to believe that any Contributed Entity will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in an Portfolio Material Adverse Effect. No Contributed Entity has been denied any insurance coverage which it has sought or for which it has applied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE ATA PARTIES

Except as set forth in the Specified SEC Reports, ATA and ATA Holdings jointly and severally hereby represent and warrant to the EL Parties (for their benefit and for the benefit of the Contributors) that:

6.1 SEC Reports; Financial Statements.

ATA has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required by the 1933 Act or the 1934 Act or the rules or regulations promulgated thereunder to be filed or furnished by ATA, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such Act or such rules or regulations (collectively, the “SEC Reports”). ATA has delivered or made available to the EL Parties all SEC Reports to the extent the same are not publicly available through the SEC’s EDGAR website. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act or 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to the SEC Reports, and none of the SEC Reports (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

The financial statements included in the SEC Reports, together with the related schedules and notes, including without limitation the audited financial statements included in ATA’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), and the unaudited interim financial statements included in ATA’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2012 (the “Quarterly Report”), are accurate in all material respects and present fairly the financial position of ATA and its consolidated Subsidiaries, at the dates indicated; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein.

6.2 No Material Adverse Change in Business.

Since December 31, 2011, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of ATA and or its Subsidiaries considered as one enterprise, whether or not arising in the Ordinary Course (an “ATA Material Adverse Effect”), (B) there have been no transactions entered into by ATA or any Subsidiary thereof, other than those in the Ordinary Course, which are material with respect to ATA and each Subsidiary thereof considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by ATA on any class of its shares of capital stock, other than in the Ordinary Course.

6.3 Good Standing of ATA and ATA Holdings.

(a) ATA has been duly organized and is validly existing as a corporation in good standing with the SDAT and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Agreements; and ATA is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in an ATA Material Adverse Effect. Complete and correct copies of the Organizational Documents of ATA and all amendments thereto have been made available to the EL Parties and no changes thereto will be made other than as contemplated by this Agreement and the other Transaction Agreements.

(b) ATA Holdings has been duly organized and is validly existing as a limited partnership in good standing under the laws of the Commonwealth of Virginia and has the limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Agreements; and ATA Holdings is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in an ATA Material Adverse Effect. Complete and correct copies of the Organizational Documents of ATA Holdings and all amendments thereto have been made available to the EL Parties and no changes thereto will be other than as contemplated by this Agreement and the other Transaction Agreements.

6.4 Good Standing of Subsidiaries.

The only Subsidiaries of ATA are the entities listed in Exhibit 21.1 to the Annual Report. Each Subsidiary of ATA (i) has been duly organized and is validly existing as a partnership or a limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has partnership or limited liability company power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and (iii) is duly qualified as a foreign partnership or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in the case of this clause (iii) where the failure so to qualify or to be in good standing would not result in an ATA Material Adverse Effect; all of the issued and outstanding equity interests or capital stock, respectively, of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by ATA, directly or through a Subsidiary, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding equity interests or shares of capital stock, respectively, of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. Except for the equity interests and shares of capital stock, respectively, in its Subsidiaries, ATA does not own, directly or indirectly, any shares of stock or any other equity or long term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity.

6.5 Capitalization.

The authorized, issued and outstanding shares of capital stock of ATA are as set forth in the Annual Report (except for subsequent issuances, if any, pursuant to this Agreement and the other Transaction Agreements or pursuant to reservations, agreements or benefit plans referred to in the Specified SEC Reports. The issued and outstanding shares of capital stock of ATA have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of ATA was issued in violation of any preemptive or other similar rights of any security holder of ATA or any other Person. The issued and outstanding shares of capital stock of ATA have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.

Schedule 6.5 sets forth the authorized partnership interests of ATA Holdings and indicates the ownership of all of the issued and outstanding partnership interests of ATA Holdings. Except for the Transaction Agreements and the Transactions, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character to which any of ATA, ATA Holdings and their respective Affiliates is a party (or, to ATA’s knowledge, to which any other holder of any partnership interest in ATA Holdings is a party) relating to the issuance, sale, purchase or redemption of any partnership interests of ATA Holdings. All of the outstanding partnership interests of ATA Holdings are validly issued, fully paid and nonassessable. All of the issued and outstanding partnership interests of ATA Holdings held by any of ATA, ATA Holdings and their respective Affiliates (or, to ATA’s knowledge, by any other Person) are owned free from all Liens. None of the issued and outstanding partnership interests of ATA Holdings was issued in violation of any preemptive or other similar rights of any securityholder of ATA Holdings or any other Person. The issued and outstanding partnership interests of ATA Holdings have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.

6.6 Authorization of Agreement; Enforceability.

Each of the ATA Parties and their Affiliates has duly authorized the execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance of its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation of the Transactions in accordance with all requirements of the Transaction Agreements and applicable to it under its Organizational Documents and applicable Laws. This Agreement, assuming the due authorization, execution and delivery by the EL Parties, is the valid and binding obligation of each of the ATA Parties, enforceable against it in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies. Each of the other Transaction Agreements to which the ATA Parties or any their Affiliates will be a party, assuming the due authorization, execution and delivery by the parties thereto other than the ATA Parties and their Affiliates, will be the valid and binding obligation of the ATA Parties and their Affiliates, as applicable, enforceable against each of them in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

6.7 Absence of Defaults and Conflicts.

Neither ATA nor any Subsidiary thereof is in violation of its Organizational Documents, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which ATA or any Subsidiary thereof is a party or by which it or any of them may be bound, or to which any of the property or assets of ATA or any Subsidiary thereof is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in an ATA Material Adverse Effect; and the execution, delivery and performance of this Agreement and the other the Transaction Agreements to which ATA or ATA Holdings is or will be a party and the consummation of the transactions contemplated herein and therein and compliance by ATA and ATA Holdings with their respective obligations hereunder and thereunder have been duly authorized by all necessary action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of ATA or any Subsidiary thereof pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in an ATA Material Adverse Effect), nor will such action result in any violation of the provisions of the Organizational Documents of ATA or any Subsidiary thereof or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over ATA or any Subsidiary thereof or any of their assets, properties or operations.

6.8 Absence of Proceedings.

There is no Proceeding now pending, or, to the knowledge of ATA or ATA Holdings, threatened, against or affecting ATA or any Subsidiary thereof, which is required to be disclosed in the SEC Reports which has not been so disclosed, or which might result in an ATA Material Adverse Effect, or which might materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement and the other the Transaction Agreements or the performance by ATA or ATA Holdings of their respective obligations hereunder or thereunder; the aggregate of all pending Proceedings to which ATA or any Subsidiary thereof is a party or of which any of their respective property or assets is the subject which are not described in the Specified SEC Reports, including routine litigation incidental to the business, would not reasonably be expected to result in an ATA Material Adverse Effect.

6.9 Accuracy of Descriptions.

The descriptions in the SEC Reports of affiliate transactions, contracts required to be described therein and other legal documents are true and correct in all material respects, and there are no affiliate transactions, contracts or other documents of a character required to be described in the SEC Reports or to be filed as exhibits to the SEC Reports which are not described or filed as required. All agreements between ATA or any Subsidiary thereof, on the one hand, and any other party expressly referenced in the SEC Reports are legal, valid and binding obligations of ATA or one or more of its Subsidiaries, enforceable against ATA or its Subsidiaries in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

6.10 Possession of Intellectual Property.

ATA and each Subsidiary thereof owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to conduct its business as described in the Specified SEC Reports, and neither ATA nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of ATA or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in an ATA Material Adverse Effect.

6.11 Absence of Further Requirements.

No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Authority is necessary or required for the performance by ATA or ATA Holdings of their respective obligations under this Agreement and other Transaction Agreements to which ATA or ATA Holdings is or will be a party, or the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, except such as have been already obtained or as may be required under Regulation D under the 1933 Act or state securities laws.

6.12 Possession of Licenses and Permits.

ATA and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct their business as described in the Specified SEC Reports (collectively, “Governmental Licenses”), except where the failure so to possess would not, singly or in the aggregate, result in an ATA Material Adverse Effect; ATA and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in an ATA Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in an ATA Material Adverse Effect; and neither ATA nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in an ATA Material Adverse Effect.

6.13 Title to Property.

ATA and its Subsidiaries have good and marketable title in fee simple to all real property owned by ATA and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except (a) first mortgages on the particular real properties and (b) such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by ATA or any of its Subsidiaries; and all of the leases and subleases material to the business of ATA and its Subsidiaries, considered as one enterprise, and under which ATA or any of its Subsidiaries holds properties described in the SEC Reports, are in full force and effect, and neither ATA nor any Subsidiary thereof has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of ATA or any Subsidiary thereof under any of the leases or subleases mentioned above, or affecting or questioning the rights of ATA or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

6.14 Condition of Properties.

ATA, ATA Holdings or their Subsidiaries have received and reviewed property condition reports on all real property owned by ATA, ATA Holdings and their Subsidiaries. Except as otherwise set forth in the Specified SEC Reports, to the ATA Parties’ knowledge: (i) none of the real property owned by ATA, ATA Holdings and their Subsidiaries is in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violation of any applicable building code, zoning ordinance or other law or regulation would not, singly or in the aggregate, have an ATA Material Adverse Effect; (ii) none of ATA, ATA Holdings and their Subsidiaries has received written notice of any proposed material special assessment or any proposed change in any property tax, zoning or land use laws or availability of water affecting any real property owned by ATA, ATA Holdings and their Subsidiaries that would, singly or in the aggregate, have an ATA Material Adverse Effect; (iii) there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to any real property owned by ATA, ATA Holdings and their Subsidiaries that would, singly or in the aggregate, have an ATA Material Adverse Effect, or any state of facts or circumstances or condition or event that could, with the giving of notice or passage of time, or both, constitute such a violation; and (iv) the developments or improvements comprising any portion of real property owned by ATA, ATA Holdings and their Subsidiaries (the “Developments and Improvements”) are free of any physical, mechanical, structural, design or construction defects that would, singly or in the aggregate, have an ATA Material Adverse Effect and the mechanical, electrical and utility systems servicing the Developments and Improvements (including, without limitation, all water, electric, sewer, plumbing, heating, ventilation, gas and air conditioning) are in good condition and proper working order, reasonable wear and tear and need for routine repair and maintenance excepted, and are free of defects, except for such failures and defects that would not, singly or in the aggregate, have an ATA Material Adverse Effect.

6.15 Access and Utilities.

All of the real property owned by ATA, ATA Holdings and their Subsidiaries has rights of access to public ways and is served by electric, water, sewer, sanitary sewer and storm drain facilities adequate to service real property owned by ATA, ATA Holdings and their Subsidiaries for its use as described in the Specified SEC Reports.

6.16 No Condemnation.

No condemnation or other proceeding has been commenced that has not been completed, and, to ATA’s knowledge, no such proceeding is threatened, with respect to all or any portion of the real property owned by ATA, ATA Holdings and their Subsidiaries or for the relocation away from any such property of any roadway providing access to such property or any portion thereof.

6.17 Environmental Laws.

Except as would not, singly or in the aggregate, result in an ATA Material Adverse Effect, (A) neither ATA nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (each, an “Environmental Law” and, collectively, “Environmental Laws”), (B) ATA and its Subsidiaries

have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against ATA or any of its Subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting ATA or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

6.18 Accounting Controls and Disclosure Controls.

ATA and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of ATA’s formation, there has been (1) no material weakness in ATA’s internal control over financial reporting (whether or not remediated) and (2) no change in ATA’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, ATA’s internal control over financial reporting. ATA and each of its Subsidiaries maintain disclosure controls and procedures that are effective to perform the functions for which they were established and are designed to ensure that information required to be disclosed by ATA in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to ATA’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

6.19 Tax Returns and Payment of Taxes.

All United States federal income tax returns of ATA and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided and will be maintained. ATA and its Subsidiaries have filed all other material tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law and has paid all taxes due pursuant to such returns or pursuant to any assessment (including all real estate taxes) received by ATA and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and will be maintained and except for taxes the nonpayment of which would not result in an ATA Material Adverse Effect. All such returns are true, correct and complete in all material respects. The charges, accruals and reserves on the books of ATA in respect of any income and tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined. ATA has not engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation section 301.6011-4 (irrespective of the effective date).

6.20 Insurance.

ATA and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. ATA has no reason to believe that it or any Subsidiary thereof will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in an ATA Material Adverse Effect. Neither ATA nor any Subsidiary thereof has been denied any insurance coverage which it has sought or for which it has applied.

6.21 REIT Qualification.

Commencing with ATA’s taxable year ending December 31, 2006, ATA has been organized and has operated, and upon consummation of the Transactions will continue to be organized and operated, in a manner so as to qualify as a REIT under Sections 856 through 860 of the Code. The proposed method of operation of ATA as described in the Specified SEC Reports will enable ATA to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable years ending December 31, 2011 and subsequent taxable years.

6.22 ERISA.

The assets of ATA do not constitute, and as of any Closing will not constitute, “plan assets” under the Employee Retirement Income Security Act of 1974, as amended.

6.23 Absence of Labor Dispute.

(A) No labor dispute with the employees of ATA, ATA Holdings or any Subsidiary thereof exists or, to the knowledge of ATA, is imminent, and (B) ATA is not aware of any existing or imminent labor disturbance by the employees of any of its, ATA Holdings’ or any of their Subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in the case of (A) or (B), would result in an ATA Material Adverse Effect.

6.24 Foreign Corrupt Practices Act.

Neither ATA nor, to the knowledge of ATA, any director, officer, agent, employee, Affiliate or other person acting on behalf of ATA or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by any of such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and ATA and, to the knowledge of ATA, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.25 Money Laundering Laws.

The operations of ATA and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving ATA or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of ATA, threatened.

6.26 OFAC.

Neither ATA nor, to the knowledge of ATA, any trustee, officer, agent, employee, Affiliate or person acting on behalf of ATA or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC; and ATA will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

6.27 Partnership Agreement.

The Partnership Agreement has been duly and validly authorized, executed and delivered by ATA, acting on its own behalf and in its capacity as sole general partner of ATA Holdings, and is and at each Closing will be a valid and binding agreement of each of ATA and ATA Holdings, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

6.28 Brokerage Commissions and Finder’s Fees.

None of ATA, ATA Holdings and their Affiliates has incurred and will not incur any liability for any brokerage fee or commission, finder’s fee, advisory fee or other similar payments in connection with the transactions contemplated by this Agreement and the Transaction Agreements, except for the financial advisor and other fees payable to (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) pursuant to the engagement letter between ATA and BofA Merrill Lynch, a true and correct copy of which has been provided to EL and ELRM, pursuant to which ATA has engaged BofA Merrill Lynch to act as the financial advisor to ATA in connection with the Transactions contemplated hereby and (b) Robert A. Stanger & Associates (“Stanger”) pursuant to an engagement letter among the Special Committee of the ATA Board, ATA and Stanger, a true and correct copy of which has been provided to EL and ELRM (together, all such fees the “ATA Advisory Fees”).

6.29 No Conflicts or Consents.

Except as set forth on Schedule 6.29, neither the execution and delivery of any Transaction Document by any of the ATA Parties, to the extent applicable, nor the consummation of any of the transactions contemplated thereby, nor compliance with or fulfillment of the terms, conditions and provisions thereof will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the Property of any of the ATA Parties, under (A) any of their respective Organizational Documents (to the extent applicable), (B) any contract to which any of them is a party and which would reasonably be expected to have an ATA Material Adverse Effect, (C) any Permits to which any of them is a party or the Property of any ATA Party are subject or by which any ATA Party is bound and which would reasonably be expected to have an ATA Material Adverse Effect, or (D) any Laws affecting any ATA Party or the Property of any ATA Party; or (ii) require the approval, consent, authorization or act of, or the making by any ATA Party of any declaration, filing or registration with, any Person, including, without limitation any lender under any loan or financing or any Governmental Authority relating to or affecting any Property of any ATA Party. To ATA’s knowledge, Schedule 6.29 contains a list of all material consents and approvals required to be obtained in connection with the transactions contemplated by the Transaction Documents.

ARTICLE VII

COVENANTS AND OTHER AGREEMENTS

7.1 Information and Access.

(a) Access to Information.

(i) Subject to any confidentiality obligations in existence on the date of this Agreement, prior to the earlier to occur of the Final Closing (as defined below) and the termination of this Agreement and the other Transaction Agreements, each Party hereto and its

Representatives may make such reasonable investigation of the business, properties and liabilities of the other as such Party may reasonably request. Each Party hereto shall give the other Party and its Representatives reasonable access, on reasonable notice during normal business hours throughout the period prior to the Final Closing to the Books and Records of such Party, as the other Party may reasonably request. Notwithstanding anything in the foregoing to the contrary, the obligations of the EL Parties under this Section 7.1(a)(i) to give the ATA Parties and their Representatives access to the books and records of the EL Parties shall be limited to the business, properties, liabilities and Books and Records of the EL Parties solely to the extent relating to the Contributed Properties and the Alternate Properties, if applicable, with respect to which a Closing has not yet occurred.

(ii) Each Party shall hold, and cause its employees and Representatives to hold, all information and documents received from the other Parties pursuant to this Section 7.1(a) confidential and, if and to the extent the transactions contemplated by this Agreement are not consummated for any reason, shall return to such Parties or destroy all such information and documents and any copies as soon as practicable (including any information held electronically). Between the date hereof and the Final Closing, the EL Parties and their Representatives, on the one hand, and the ATA Parties and their Representatives, on the other, shall not contact or communicate with any employees, directors, investors, lenders and customers of the other Party and its Affiliates in connection with the Transactions without the prior consent of ATA or EL, respectively, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Property Access.

(i) Each Party hereto and its Representatives, subject to the rights of tenants under any leases, shall have the right and permission from and after the date hereof to enter upon the properties of the other, or any part thereof, at reasonable times, for the purpose of completing its inspections and studies thereof permitted hereunder; provided, however, a Party shall provide reasonable advance notice to the other prior to entry upon any such property so that a Representative of the other Party may have the opportunity to be present during any inspections or studies conducted thereon and shall not unreasonably interfere with the use, occupancy or operation of such property. A Party shall not perform any intrusive testing of any such property without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Specifically, a Party shall have the option to obtain, at its sole cost and expense, any such environmental reports and property condition reports as it may desire, or updates to any such existing reports, for any such property, and to obtain and/or undertake, at its sole cost and expense, any other studies, investigations, evaluations, assessments, or other reports relating to any such property or any aspects thereof. Notwithstanding anything in the foregoing to the contrary, the obligations of the EL Parties under this Section 7.1(b)(i) shall be limited to the Contributed Properties and the Alternate Properties, if applicable, with respect to which a Closing has not yet occurred.

(ii) With respect to each Contributed Property: (A) the ATA Parties shall indemnify, defend and hold harmless the EL Parties, the applicable Contributors, the Contributed Entity and its Subsidiaries, the Existing Manager and the Property Owner from any damage to the Property caused by the conduct by the ATA Parties of such inspection activities; (B) prior to any entry onto the Property, the ATA Parties shall deliver to ELRM evidence reasonably satisfactory to ELRM that the ATA Parties and all of their respective employees, agents, consultants and contractors entering onto the Property have obtained comprehensive general liability insurance naming ELRM, the applicable Contributors, the Contributed Entity and its Subsidiaries and the Property Owner and their respective agents and mortgagees as additional insureds, with such limits and written on such forms as are reasonably acceptable to ELRM; (C) upon the completion of any inspection or test, the ATA Parties shall promptly restore the Property substantially to its condition prior to such inspection or test; and (D) the ATA Parties shall keep the Property free and clear of any Liens and will indemnify, protect, defend, and hold harmless the EL Parties, the applicable Contributors, the Contributed Entity and its Subsidiaries, the Existing Manager and the Property Owner from and against all claims (including any claim for damage to property or injury to or death of any persons), liabilities, obligations, Liens, losses, damages, costs or expenses which directly result from entry onto the Property by the ATA Parties or their Representatives.

(iii) With respect to each property of the ATA Parties: (A) ELRM shall indemnify, defend and hold harmless the ATA Parties and their Subsidiaries from any damage to such property caused by the conduct by the EL Parties of such inspection activities; (B) prior to any entry onto such property, the EL Parties shall deliver to ATA evidence reasonably satisfactory to ATA that the EL Parties and all of their respective employees, agents, consultants and contractors entering onto such property have obtained comprehensive general liability insurance naming the ATA Parties and their Subsidiaries and their respective agents and mortgagees as additional insureds, with such limits and written on such forms as are reasonably acceptable to ATA; (C) upon the completion of any inspection or test, the EL Parties shall promptly restore such property substantially to its condition prior to such inspection or test; and (D) the EL Parties shall keep such property free and clear of any Liens and will indemnify, protect, defend, and hold harmless the ATA Parties and their Subsidiaries from and against all claims (including any claim for damage to property or injury to or death of any persons), liabilities, obligations, Liens, losses, damages, costs or expenses which directly result from entry onto such property by the EL Parties or their Representatives.

(iv) The indemnities set forth in this Section 7.1(b) shall survive any Closing or termination of this Agreement for the applicable statute of limitations.

7.2 Conduct of ATA Business Pending the Final Closing.

(a) Ordinary Course. From and after the date hereof, until the earlier of the Final Closing and the termination of this Agreement, except as otherwise expressly permitted by this Agreement or consented to by EL in writing, each of ATA and ATA Holdings shall and, where applicable, shall cause its Affiliates to:

(i) operate its business and affairs in the Ordinary Course and maintain its properties and assets in compliance in all material respects with all applicable Laws;

(ii) keep full, complete and accurate Books and Records;

(iii) maintain its and its Subsidiaries’ existence and good standing in their respective jurisdictions of organization;

(iv) maintain the general character of its properties and assets in the ordinary and usual manner;

(v) comply in all material respects with all Laws, leases, contracts and instruments of record applicable to the operation of its business and properties; and

(vi) notify ELRM in writing (as promptly as practicable) in the event that it becomes aware of any material change with respect to its business or properties.

(b) Operation of Properties. From and after the date hereof, until the earlier of the Final Closing and the termination of this Agreement, except as otherwise expressly permitted by this Agreement or consented to by EL in writing, each of ATA and ATA Holdings shall and, where applicable, shall cause its Affiliates to, with respect to each of its properties:

(i) General Operation: (A) operate, maintain, repair, and lease the property in accordance with applicable Law and in the Ordinary Course and consistent with such Person’s past practices, including, without limitation, past practices regarding payment of trade payables or other liabilities, (B) perform in all material respects all of landlords’ obligations under the leases (other than leases that are in the process of being terminated due to a tenant’s default thereunder), (C) not dispose of or encumber all or any portion of the property, except for dispositions or replacement of immaterial amounts of personal property in the Ordinary Course, (D) keep and maintain all existing insurance policies covering the property in continuous force and effect, and (E) make timely payments of all principal and interest and reserve and escrow deposits required under the terms of the property-level indebtedness.

(ii) Maintenance; Contracts: (A) maintain the property in substantially the same manner as prior hereto in the Ordinary Course, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction thereto by casualty or other causes or events beyond the control of such Person; and (B) not enter into any material contract with respect to the property which is not terminable upon sixty (60) days’ notice without penalty or fee and which will survive the first Subsequent Closing and will otherwise affect the use, operation or enjoyment of the property after the first Subsequent Closing, unless the ATA Parties first shall have obtained the prior written consent of the EL Parties, which shall not be unreasonably withheld, conditioned or delayed.

(iii) New Leases; Vacant Units: (A) not enter into any new leases with respect to the property without the prior written consent of the EL Parties, which consent shall not be unreasonably withheld, conditioned or delayed, unless such new leases are on the ATA Parties’ standard form residential lease, with such changes as the ATA Parties reasonably determine in the Ordinary Course, the rent and landlord concessions and incentives are consistent with the ATA Parties’ current practices, and the leases are otherwise entered into in the Ordinary Course of the ATA Parties’ business of leasing and operating the property; and (B) use commercially reasonable efforts in the Ordinary Course to make all vacant units rent-ready and available for occupancy based on standards and methods used by the ATA Parties prior to execution of this Agreement and to cause all appliances in all vacant units to be clean and in working order.

(iv) Audits of the Property and Operations: cooperate fully and in good faith, at no out-of-pocket cost to any such Person, with the audits by certain EL Affiliates of all financial information and operations relating to the property as necessary to comply with applicable underwriting policies and securities law and corporate governance policies applicable to such EL Affiliates, but excluding any and all documents and materials of a proprietary nature, such as internal valuation analysis, projections, software, marketing materials, and materials constituting the work product of the ATA Parties and their Affiliates or any of their agents and attorneys.

(v) Financial Information: deliver to the EL Parties on a monthly basis, updated operating statements and rent rolls, and a copy of the standard monthly income statement that is prepared by the property manager with respect to such property.

(vi) Capital Improvements: diligently pursue the capital improvement, life safety and/or licensure related projects and items for such property in the Ordinary Course as budgeted as of the date of this Agreement and disclosed to ELRM.

(c) Prohibited Actions Pending the Final Closing. Unless (x) otherwise expressly provided for herein or in the Transaction Agreements or (y) approved by ELRM in writing, from the date of this Agreement until the earlier of the Final Closing or the termination of this Agreement, each of ATA and ATA Holdings shall not, and where applicable, shall cause its Affiliates to not:

(i) declare, pay or otherwise make provision for any dividend or distribution in respect of any securities of ATA or any of its Affiliates, other than in the Ordinary Course, or purchase or redeem any securities of ATA or any of its Affiliates;

(ii) issue, offer, sell, or enter into any agreement or make any other commitment to issue, offer or sell any equity or debt securities, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity or debt securities of ATA or any of its Affiliates;

(iii) sell, transfer, assign, pledge, ground lease, encumber or permit any additional Lien on or otherwise dispose of any of its properties or its other assets except, in the case of such other assets, in the Ordinary Course;

(iv) purchase any interest in any real property or other material asset or make any material capital investment in any property, other than as budgeted as of the date of the Agreement and disclosed to ELRM;

(v) incur, refinance or voluntarily prepay any property-level indebtedness or any entity-level indebtedness;

(vi) solicit, pursue, negotiate, effect, work or consult with any other party with respect to (x) any possible issuance, sale, lease or transfer of any of ATA’s properties or other material assets, (y) any possible sale or other transfer of any direct or indirect ownership interests in, or merger or consolidation of, ATA or any of its Affiliates, or (z) the incurrence of any entity-level indebtedness;

(vii) take any action outside of the Ordinary Course;

(viii) modify, amend or supplement, in each case, in any material respect, or terminate, any material contracts to which ATA or any of its Subsidiaries is a party;

(ix) increase in any manner the base compensation of, or enter into any new bonus, incentive or other compensation agreement or arrangement with, any of its employees, officers, directors, third party contractors or consultants;

(x) adopt, amend or terminate any employee benefit plan, which results in additional payments or benefits provided by ATA or any of its Subsidiaries or materially increase the benefits provided under any employee benefit plan applicable to and having a material effect on ATA or any of its Subsidiaries, or promise or commit to undertake any of the foregoing in the future;

(xi) amend or terminate any existing employment agreement or enter into any new employment agreement, except as required by the terms of any such agreement in effect prior to the date hereof or as otherwise contemplated herein;

(xii) modify or amend any Organizational Documents of ATA or its Subsidiaries;

(xiii) initiate or settle any lawsuit or other similar proceeding before any Governmental Authority or any arbitration panel;

(xiv) liquidate or terminate its existence or the existence of any of its Subsidiaries;

(xv) create any Subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(xvi) directly or indirectly, solicit, encourage, or induce, or attempt to solicit, encourage, or induce (i) any employee of ATA or its Subsidiaries to leave the employ of ATA or such Subsidiaries or (ii) any independent contractor of ATA or its Subsidiaries to cease performing services for the benefit of ATA or its Subsidiaries;

(xvii) make or change any tax election, change any annual accounting period, adopt or change any accounting method, file an amended tax return, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any tax liability, claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax affecting ATA or its Subsidiaries;

(xviii) take any action that would materially and adversely affect the ability of the Parties to consummate the Transactions; or

(xix) execute any agreement relating to or enter into any transaction described above.

7.3 Interim Operation of the Contributed Properties. ELRM hereby covenants as follows:

(a) Ordinary Course. With respect to each Contributed Property, from and after the date hereof, until the earlier of the applicable Closing and the termination of this Agreement, except as otherwise expressly permitted by this Agreement or consented to by ATA in writing, ELRM shall and, where applicable, shall cause its Affiliates, the Contributed Entity and its Subsidiaries, the Property Owner and the Existing Manager to:

(i) operate the business and affairs of the Contributed Entity, Subsidiaries, and the Property Owner, as applicable, in the Ordinary Course;

(ii) keep full, complete and accurate Books and Records;

(iii) maintain the existence and good standing of the Contributed Entity, its Subsidiaries and the Property Owner in their respective jurisdictions of organization;

(iv) comply in all material respects with all applicable Laws, Leases, Contracts and instruments of record; and

(v) notify ATA in writing (as promptly as practicable) in the event that it becomes aware of any material change with respect to such Contributed Property.

(b) Operation of Contributed Property. With respect to each Contributed Property, from and after the date hereof, until the earlier of the applicable Closing and the termination of this Agreement, except as otherwise expressly permitted by this Agreement or consented to by ATA in writing, ELRM shall and, where applicable, shall cause its Affiliates, the Contributed Entity and its Subsidiaries, the Property Owner and the Existing Manager to:

(i) General Operation: (A) operate, maintain, repair, and lease the Property in accordance with applicable Law and in the Ordinary Course and consistent with such Person’s past practices, including, without limitation, past practices regarding payment of trade payables or other liabilities, (B) perform in all material respects all of landlords’ obligations under the Leases (other than Leases that are in the process of being terminated due to a Tenant’s default thereunder), (C) not dispose of or encumber all or any portion of the Property, except for dispositions or replacement of immaterial amounts of personal property in the Ordinary Course, (D) keep and maintain all existing insurance policies covering the Property in continuous force and effect, and (E) make timely payments of all principal and interest and reserve and escrow deposits required under the terms of the Loan Documents.

(ii) Maintenance; Contracts: (A) maintain the Property in substantially the same manner as prior hereto in the Ordinary Course, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Real Property by casualty or other causes or events beyond the control of such Person; and (B) not permit the Contributed Entity or any of its Subsidiaries to enter into any material Contract with respect to the Property which is not terminable upon sixty (60) days’ notice without penalty or fee and which will survive such Closing and will otherwise affect the use, operation or enjoyment of the Property after such Closing, unless ELRM first shall have obtained the prior written consent of the ATA Parties, which shall not be unreasonably withheld, conditioned or delayed.

(iii) New Leases; Vacant Units: (A) not enter into any new Leases with respect to the Property without the prior written consent of the ATA Parties, which consent shall not be unreasonably withheld, conditioned or delayed, unless such new Leases are on the Contributed Entity’s standard form residential lease, with such changes as ELRM reasonably determines in the Ordinary Course, the rent and landlord concessions and incentives are consistent with the Contributed Entities’ current practices, and the Leases are otherwise entered into in the Ordinary Course of the Contributed Entities’ business of leasing and operating the Property; and (B) without limiting the representation in Section 5.22 hereof, use commercially reasonable efforts in the Ordinary Course to make all vacant units rent-ready and available for occupancy based on standards and methods used by the Contributed Entity prior to execution of this Agreement and to cause all appliances in all vacant units to be clean and in working order.

(iv) Audits of the Property and Operations: cooperate fully and in good faith, at no out-of-pocket cost to any such Person, with the audits by the ATA Parties of all financial information and operations relating to the Property as necessary to comply with applicable underwriting policies and securities law and corporate governance policies applicable to ATA and its Affiliates, but excluding any and all documents and materials of a proprietary nature, such as internal valuation analysis, projections, software, marketing materials, and materials constituting the work product of ELRM, the applicable Contributors, the Contributed Entity and its Subsidiaries, the Property Owner or any of their agents and attorneys.

(v) Financial Information: deliver to the ATA Parties on a monthly basis, updated operating statements and Rent Rolls, and a copy of the standard monthly income statement that is prepared by the Existing Manager.

(vi) Capital Improvements: diligently pursue the capital improvement, life safety and/or licensure related projects and items set forth on Schedule 7.3(b)(vi) (the “Required Capital Improvements”) in the Ordinary Course.

(vii) Material Casualty: promptly notify the ATA Parties in writing following the occurrence of any Material Casualty at any Contributed Property.

(c) Prohibited Actions Pending the Applicable Closing Date. Unless (x) otherwise expressly provided for herein or in the Transaction Agreements or (y) approved by ATA in writing, with respect to each Contributed Property, from the date of this Agreement until the earlier of the Final Closing or the termination of this Agreement, ELRM shall not and, where applicable, shall cause its Affiliates, the Contributed Entity and its Subsidiaries, the Property Owner and the Existing Manager not to:

(i) purchase or redeem any membership interests, partnership interests or other securities of the Contributed Entity or any of its Subsidiaries.

(ii) issue, offer, sell, transfer, pledge, dispose of, encumber or permit any Lien on, or enter into any agreement or make any other commitment to issue, offer, sell, transfer, pledge, dispose of, encumber or permit any Lien on, any membership interests, partnership interests or other equity or debt securities of the Contributed Entity or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership interests, partnership interests or other equity or debt securities of the Contributed Entity or any of its Subsidiaries, other than Permitted Encumbrances;

(iii) sell, transfer, assign, pledge, ground lease, encumber or permit any Lien on or otherwise dispose of the Property or any other assets except, in the case of such other assets, in the Ordinary Course;

(iv) cause the Contributed Entity or any of its Subsidiaries to purchase any interest in any additional real property or other material asset, or make any material capital investment in the Property, other than as contemplated by Section 7.3(b)(vi);

(v) incur, refinance or voluntarily prepay any property-level or entity-level indebtedness with respect to the Property other than the Refinancings;

(vi) solicit, pursue, negotiate, effect, work or consult with any other party with respect to (x) any possible issuance, sale, lease or transfer of the Property, (y) any possible sale or other transfer of any direct or indirect ownership interests in, or merger or consolidation of, the Contributed Entity or any of its Subsidiaries, or (z) the incurrence of any entity-level indebtedness by the Contributed Entity or any of its Subsidiaries;

(vii) take any action outside of the Ordinary Course;

(viii) modify, amend or supplement, in each case, in any material respect, or terminate, any material Contracts;

(ix) modify or amend any Organizational Documents of the Contributed Entity or its Subsidiaries;

(x) initiate or settle any lawsuit or other similar proceeding before any Governmental Authority or any arbitration panel;

(xi) liquidate or terminate the existence of the Contributed Entity or any of its Subsidiaries;

(xii) cause the Contributed Entity or any of its Subsidiaries to create any Subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(xiii) make or change any tax election, change any annual accounting period, adopt or change any accounting method, file an amended tax return, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any tax liability, claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax affecting the Contributed Entity or the Property;

(xiv) take any action that would materially and adversely affect the ability of the Parties to consummate the Transactions;

(xv) declare, pay or otherwise make provision for any dividend or distribution; or

(xvi) execute any agreement relating to or enter into any transaction described above.

7.4 Fulfillment of Conditions; Consents; Lender Approvals.

(a) Fulfillment of Conditions Precedent. The Parties shall use their commercially reasonable efforts to satisfy, or to ensure the satisfaction of, each of the conditions precedent to their obligations set forth in Article X hereof and in each of the other Transaction

Agreements to which they or any of their Affiliates are or will be a party. Without limiting the generality of the foregoing, the Parties shall use their commercially reasonable efforts to satisfy conditions so as to cause Full Contribution to occur no later than the date that is the six (6) month anniversary of the Initial Closing (the “Final Closing Outside Date”); it being acknowledged and agreed that, subject to the terms of Section 11.3(b)(i) below, a failure by EL to achieve Full Contribution on or before the Final Closing Outside Date is not a default hereunder or under any of the Transaction Documents and neither Party shall have a right to terminate this Agreement on account of such failure. In the event that the Parties fail to obtain a Lender Approval or a Refinancing with respect to a Contributed Property on or prior to the Final Closing Outside Date and such Contributed Property does not become an Excluded Property pursuant to the terms hereof, such Contributed Property shall be a Deferred Property unless and until such time as the parties mutually agree that such Deferred Property shall be an Excluded Property.

(b) Consents – Generally. The Parties shall use their respective commercially reasonable efforts to promptly make all filings, provide all notices, and obtain all consents, waivers, approvals, authorizations and permits that are required or reasonably appropriate to be made or obtained by such Party, and shall cooperate in all reasonable respects with the other Parties in that regard, in connection with the preparation and entry into of the Transaction Agreements and the consummation of the Transactions, including, without limitation, (i) the consents and approvals listed on Schedule 4.4 hereto, (ii) those to be made with, provided to or obtained from any Governmental Authority with respect to the Transactions and (iii) those required under each of the other Transaction Agreements.

(c) Lender Approvals. With respect to each Contributed Property, prior to the applicable Closing Date:

(i) With respect to Contributed Properties that are not the subject of a Refinancing, the Parties shall use their respective commercially reasonable efforts to obtain, on terms reasonably acceptable to the Parties, approval from the Lender for the contribution of the Contributed Property or the Contributed Interests, as the case may be, contemplated by this Agreement and the applicable Contribution Agreement, and any changes in property management and/or guarantors which may be required by the Lender or the Loan Documents in connection therewith (the “Lender Approval”). The “Lender Approval” shall be deemed to include, if and to the extent applicable (a) the satisfactory completion by the Lender of all diligence investigations, inspections and tests, and (b) the full negotiation and final approval for signature of the Lender Approval Documents by ATA Holdings, the borrower and, if applicable, the guarantor under the Loan Documents, the Lender and any other entities required by the Lender to be a party to the Lender Approval Documents.

(ii) With respect to Contributed Properties that are the subject of a Refinancing, the Parties shall use their respective commercially reasonable efforts to obtain, on terms reasonably acceptable to the Parties, including, without limitation the principal balance thereof which may not exceed the principal balance of the related existing loan for such

Contributed Property, a new loan from the Lender or another lender that will acknowledge or permit the contribution of the Contributed Property or the Contributed Interests, as the case may be, contemplated by this Agreement and the applicable Contribution Agreement, and any changes in property management and/or guarantors which may be required by the Lender or the Loan Documents in connection therewith. The “Refinancing” shall be deemed to include, if and to the extent applicable (a) the satisfactory completion by the Lender of all diligence investigations, inspections and tests, and (b) the full negotiation and final approval for signature of new loan documents by the borrower and, if applicable, the guarantor, the Lender and any other entities required by the Lender to be a party to the new loan documents. It is acknowledged and agreed by the Parties that, as of the date hereof, each of the Contributed Properties listed on Schedule 7.4(c)(ii) hereof is subject to a Refinancing. It also is agreed by the Parties that if the Parties are unable to obtain a Lender Approval for any other Contributed Property on or before the Final Closing Outside Date, and such Contributed Property does not become an Excluded Property, the Parties shall use commercially reasonable efforts to refinance such Contributed Property in accordance with the terms hereof.

(iii) ELRM has applied to the applicable lender for the Lender Approval or for the Refinancing, and the Parties shall use their respective commercially reasonable efforts to obtain the Lender Approval or Refinancing from the applicable lender prior to the applicable Closing Date. The Parties agree to cooperate and to take all reasonable action, or to cause others to cooperate and to take all reasonable action, to facilitate the receipt of the Lender Approval or Refinancing. Notwithstanding anything herein to the contrary, the ATA Parties shall be solely responsible to pay to the Lender any and all Loan Assumption Costs required in connection with the Lender Approval and fees or costs associated with a Refinancing. So long as a Party complies with its obligations under this Section 7.4(c), in no event shall such Party have any liability for its failure to obtain the Lender Approval or a Refinancing. The Parties shall execute and deliver at such Closing, or use their respective commercially reasonable efforts to cause to be executed and delivered, any and all consent and approval documents and agreements required by the Lender in connection with the Lender Approval or Refinancing, in form and content reasonably satisfactory to the Parties (the “Lender Approval Documents”).

7.5 Notice.

Each of ATA and ATA Holdings, on the one hand, and EL and ELRM, on the other hand, will give prompt written notice to the other of (a) any material adverse development causing a breach of any of its own representations, warranties, covenants or agreements contained in this Agreement or in any of the Transaction Agreements, or that will make it incapable of or materially less likely to be capable of performing any of its obligations under any of the Transaction Agreements; and (b) copies of any property tax assessments or notices, or any written notice from any Governmental Authority of its intent to conduct a Tax audit or Proceeding relating to any of the ATA Parties and their properties, on the one hand, or to the Contributed Properties, on the other hand.

7.6 Further Assurances.

Following each Closing, the Parties shall, from time to time, at the request of any other Party hereto and without further cost or expense to the requesting Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the other Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby.

7.7 Publicity; Disclosure.

None of ATA or its Affiliates, on the one hand, or EL or its Affiliates, on the other hand, may issue any press release, make any filing with any Governmental Authority or make any other public announcement relating to this Agreement, any of the other Transaction Agreements or any of the Transactions without the prior written approval of the other. The foregoing shall not apply to the extent necessary or advisable in order to satisfy a Party’s or its Affiliate’s disclosure obligations or other obligations under applicable Law, as determined by ATA or by ELRM, as applicable, in which event ATA or ELRM, as the case may be, shall first consult with and reasonably consider any comments or suggestions of the other with respect thereto.

7.8 SEC Compliance.

(a) Each of the EL Parties acknowledges that ATA is a publicly registered company that is required to disclose the existence of this Agreement upon full execution and to make certain filings with the SEC or other state securities regulators that may include audited and unaudited financial statements with respect to the Contributed Properties or Contributed Entities. To assist ATA in preparing such filings with the SEC or other state securities regulators and any required audited financial statements, ELRM agrees with respect to each Contributed Property to (a) within thirty days after the date of this Agreement, and at ATA’s request, any time thereafter until the first anniversary of the applicable Closing Date, deliver an audit inquiry letter regarding pending litigation and other matters in the form attached hereto as Exhibit E (the “Audit Inquiry Letter”) to ELRM’s counsel prior to such Closing and deliver to ATA an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter, (b) at ATA’s request at any time until the first anniversary of such Closing Date, deliver a customary representation letter addressed to and in the form requested by ATA’s auditors (the “Representation Letter”) to ATA, and (c) provide ATA, within thirty days after the date of this Agreement, such financial and other data and information relating to such Contributed Property as ATA and its registered independent accounting firm may reasonably require in order to enable ATA and its registered independent accounting firm to prepare such audited and unaudited financial statements with respect to thereto as ATA deems necessary to include in such filings with the SEC or other state securities regulators, including but not limited to an executed assurance or representation letter from ELRM to ATA’s registered independent accounting firm in a form acceptable to ATA (provided that in no event shall ELRM have any liability to ATA or such registered independent accounting firm for the assurances or representations made therein, but ELRM shall reasonably cooperate, at no cost or expense to ELRM, in connection with such audit, including, if required by ATA’s registered independent accounting firm, answering a standard Statement on Auditing Standards No. 99 questionnaire from such registered independent accounting firm). The provisions of this Section 7.8(a) shall survive the applicable Closing for a period of 365 days. ATA shall reimburse ELRM for its actual and documented out-of-pocket expenses in connection with compliance with this Section 7.8(a).

(b) Each of the ATA Parties acknowledges that Elco Holdings Ltd., an Affiliate of EL, is a company publicly traded in Israel with related disclosure and other obligations under applicable Law. To the extent that Elco Holdings Ltd. determines in its sole discretion that any public disclosure, any filings with any Governmental Authorities or any other compliance with the requirements of applicable Law relating to ATA, its properties, this Agreement or the Transactions is necessary or advisable, the ATA Parties agree to provide such reasonable cooperation and assistance as the EL Parties may request, including cooperation and assistance similar (to the extent relevant) to that described in Section 7.8(a) relating to ATA’s public company obligations. The provisions of this Section 7.8(b) shall survive the Initial Closing for a period of 365 days. ELRM shall reimburse the ATA Parties for their actual and documented out-of-pocket expenses in connection with compliance with this Section 7.8(b).

7.9 Tax Protection.

Concurrently with the execution and delivery of this Agreement, the ATA Parties shall enter into a Tax Protection Agreement substantially in the form attached hereto as Exhibit G (each a “Tax Protection Agreement”), with each Contributor, if any, in respect of such Contributed Property receiving any consideration in the form of OP Units and identified in the Contribution Structure Chart as being eligible to receive tax protection.

7.10 Registration Rights Agreement.

Concurrently with the execution and delivery of this Agreement, ATA shall enter into a registration rights agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), with the Persons receiving any consideration in the form of OP Units, capital stock of ATA or securities convertible into or exchangeable for capital stock of ATA as a result of the Transactions as of the date hereof. At each Subsequent Closing, each Person receiving any consideration in the form of OP Units, capital stock of ATA or securities convertible into or exchangeable for capital stock of ATA as a result of the Transactions at such Subsequent Closing shall be entitled to join the Registration Rights Agreement, if not already party thereto, by execution and delivery of a joinder in substantially the form provided therein.

7.11 Amendment to ATA Holdings Partnership Agreement.

Concurrently with the execution and delivery of this Agreement, ATA shall adopt and effect an amendment to the Partnership Agreement in the form attached hereto as Exhibit H

(the “OP Amendment”). The ATA Parties shall use their commercially reasonable efforts to cause any and all interests of Grubb & Ellis Apartment REIT Advisor, LLC, a Virginia limited liability company (the “Former Advisor”), in ATA Holdings, including its interests as a limited partner and as the Special Limited Partner (as defined in the Partnership Agreement), to be repurchased or otherwise terminated, effective at the date hereof, on terms and conditions and pursuant to documents in form and substance reasonably acceptable to ELRM.

7.12 Name Change.

Concurrently with the execution and delivery of this Agreement, (i) ATA shall file with the SDAT an amendment to its charter (as so amended, the “Charter”) in the form attached hereto as Exhibit I-1 (the “ATA Charter Amendment”) for the purpose of changing its name as indicated therein, and (ii) ATA Holdings shall file with the Clerk of the State Corporation Commission of the Commonwealth of Virginia an amendment to its certificate of limited partnership in the form attached hereto as Exhibit I-2 (the “OP Certificate Amendment”) for the purpose of changing its name as indicated therein. The ATA Parties shall make such additional filings with and provide such additional notices to any Governmental Authorities as may be necessary in connection with the name changes contemplated hereby.

7.13 DRIP Amendment.

ATA shall take all necessary actions to amend the terms of the ATA DRIP, effective as of the date hereof to reduce the purchase price thereunder to $8.15 per share or as otherwise determined by the board of directors of ATA. ATA shall timely make, or cause to be made, any and all announcements and filings required by Law in connection with such amendment. In accordance with Section 7.7, ATA shall first consult with and reasonably consider any comments or suggestions of ELRM with respect to any such announcement or filing.

7.14 Termination of Existing Management Agreement; Release of ELRM. The Parties agree, acknowledge, understand and confirm that the Existing Management Agreement with respect to each Contributed Property shall be terminated with respect to such Contributed Property on the applicable Subsequent Closing, without any further action on the part of any of Party, subject to receipt by ELRM of all costs and fees payable to ELRM hereunder and under the Existing Management Agreement with respect to the such Contributed Property, subject to the adjustments required under Section 2.2(h) hereof. In consideration of the mutual promises and releases contained in this Agreement, ATA on behalf of itself and any and all of its respective successors-in-interest, affiliates, assigns, heirs, insurers, executors, officers, directors, agents, employees, attorneys, parent companies, subsidiaries, administrators, principals, shareholders, representatives, partners, joint venturers, predecessors-in-interest, trusts, trustors, trustees, beneficiaries, and all others who may take any interest in the matters or agreements described herein, irrevocably, completely, and forever release, acquit and discharge ELRM and any and all of its successors-in-interest, affiliates, assigns, insurers, executors, officers, directors, agents, employees, attorneys, parent companies, subsidiaries, administrators, principals, shareholders, representatives, partners, joint venturers, predecessors-

in-interest, trusts, trustors, trustees and beneficiaries and all others who may take any interest in the matters or agreements described herein from all claims, causes of action, demands, losses or damages of any kind, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether now known or unknown, suspected or unsuspected, existing, claimed to exist or which can ever hereinafter exist from the beginning of time through the date of the applicable Subsequent Closing not involving acts or omissions constituting fraud, intentional criminal misconduct or gross negligence; provided, however, that the release contained in this Section 7.15 shall not relate to any claims, demands, suits, actions or causes of action arising as a result of a breach of this Agreement. For purposes of this Section 7.15, the term “all claims” means all existing demands, claims and causes of action, known or unknown, pending or threatened, and for all existing known and unknown damages and remedies. Under this definition, “all claims” includes, but is not limited to, all claims, demands, lawsuits, debts, accounts, covenants, agreements, liabilities, obligations, losses, costs, fees, expenses, remedies, fines, penalties, sanctions and causes of action of any nature, whether in contract or in tort, or based upon common law, or arising under or by virtue of any judicial decision, statute or regulation, for past, present, known, and unknown injuries, property or economic damage, and all other losses and damages of any kind, including but not limited to the following: all actual damages; all exemplary and punitive damages; all penalties of any kind, including without limitation any tax liabilities or penalties; all declaratory and/or injunctive relief; consequential damages; and pre-judgment and post-judgment interest, costs and attorneys’ fees. This definition further includes, but is not limited to, all damages, all remedies, and all claims, demands, and causes of action that are now recognized by law or that may be created or recognized in the future in any manner, including without limitation by statute, regulation, or judicial decision.

7.15 Amendment to ATA Bylaws.

Prior the execution and delivery of this Agreement, ATA shall have adopted and effected an amendment to the Bylaws of ATA in the form attached hereto as Exhibit S.2

ARTICLE VIII

TAX MATTERS

8.1 Tax Matters. ELRM shall pay and indemnify, without duplication, the Contributed Entity and the ATA Parties for the following Taxes (and all related Adverse Consequences, including all reasonable out-of-pocket expenses incurred in defending an audit or other claim relating to such Taxes, but excluding any Transfer Taxes):

(a) all such Taxes resulting from a breach of a representation or warranty contained in Section 5.6 or a breach of any provision of this Section 8.1;

[2]	While not a delivery, we understand Bylaws will need to be amended immediately prior to closing to effectuate certain changes provided for in CGA.

(b) with respect to such Taxes attributable to any Pre-Closing Tax Period: (i) all Taxes of each Contributed Entity and each of their respective Subsidiaries; (ii) all such Taxes of any other Person that each Contributed Entity on any of their respective Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred in such Pre-Closing Tax Period; and (iii) all Taxes resulting from each Contributed Entity on any of its Subsidiaries being a member of, or leaving, during a Pre-Closing Tax Period, an affiliated group of corporations that files a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes; and

(c) with respect to such Taxes attributable to any Straddle Period: (i) the Taxes of the Contributed Entity and each of its Subsidiaries attributable to the portion of such Straddle Period that ends on the Closing Date, as determined under Section 8.2; and (ii) the Taxes of any other Person that the Contributed Entity on any of its Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred on or before the Closing Date, as determined under Section 8.2.

8.2 Allocation of Taxes. For purposes of determining the amount of Taxes that relate to Pre-Closing Tax Periods, and Straddle Periods for purposes of any obligation to indemnify for Taxes under Section 8.1, the parties agree to use the following conventions:

(a) Taxes in the form of interest, penalties, additions to tax or other additional amounts that are actually incurred, accrued, assessed or similarly charged on or after the Closing Date but that relate to Taxes that accrued on or before the Closing Date shall be treated as occurring prior to the Closing Date;

(b) Except for Transfer Taxes and any other Taxes for which the Purchaser is responsible hereunder and for real estate taxes (apportioned pursuant to Section 2.2), for all Taxes that are payable with respect to any Straddle Period, the portion of such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date using the following conventions:

(i) in the case of such Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, without limitation, dividends, interest, or wages), the amount allocated to the portion of the period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such Person filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” methodology for allocating items of such Tax Return; and

(ii) in the case of all other such Taxes, the amount allocated to the portion of the period ending on the Closing Date shall equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the affects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

8.3 Cooperation. Each the Parties shall provide the ATA Parties and the Contributed Entity with such assistance as may reasonably be requested in connection with the preparation of any Tax Return or any audit or other Proceeding by any Governmental Authority relating to liabilities for Taxes. Such assistance shall, upon reasonable written notice, include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. ELRM shall provide to the ATA Parties and the Contributed Entity with any information that the Contributed Entity reasonably requests to allow the ATA Parties or such Contributed Entity to comply with any information reporting requirements under the Code or other applicable Law.

8.4 Tax Returns.

(a) Pre-Closing Tax Periods. ELRM shall cause the Contributed Entity and each of its Subsidiaries to prepare and timely file all Tax Returns of the Contributed Entity and each of its Subsidiaries for any Pre-Closing Tax Periods, and ELRM shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Periods.

(b) Straddle Periods and Post-Closing Periods. The ATA Parties shall cause the Contributed Entity and each of its Subsidiaries to prepare and timely file all Tax Returns of the Contributed Entity and each of its Subsidiaries for all taxable periods of the Contributed Entity or any of its Subsidiaries other than the Pre-Closing Tax Periods, and the Purchaser shall remit or cause to be remitted any Taxes due in respect of such taxable periods. At least 15 days prior to the deadline for the filing of any Tax Return for a Straddle Period (and before the ATA Parties file such Tax Return), the ATA Parties shall furnish to the ELRM a draft of such Tax Return and ELRM shall have the right to review, provide the ATA Parties written comments on, and approve the portion of such draft Tax Return that relates to Taxes allocable to the portion of the Straddle Period for which ELRM is responsible.

8.5 Claims; Tax Proceedings. If any Governmental Authority issues to the Contributed Entity or any of its Subsidiaries a written notice of its intent to conduct an audit or other Proceeding with respect to Taxes, a written notice of deficiency, a written notice of an assessment, a written notice of a proposed adjustment, a written assertion of claim for the payment that relates to Taxes or Tax Returns of the Contributed Entity or any of its Subsidiaries for a Pre-Closing Tax Period or for a Straddle Period and for which ELRM is obligated to pay or indemnify the ATA Parties (collectively, a “Tax Claim”), the ATA Parties shall notify ELRM within ten (10) Business Days. The Contributed Entity shall control any Proceeding with respect to a Tax Claim (a “Tax Contest”); provided, however, that with respect to (a) any Tax Claim related to Taxes for a Pre-Closing Tax Period, (b) any Tax Claim related to Taxes for a Straddle Period or (c) with respect to any Tax Claim for which ELRM would be responsible for all or a portion of such Tax Claim, ELRM may, at ELRM’s’ sole cost and expense, participate in such Tax Consent, and any settlement or other disposition of any such Tax Contest may only be made with the consent of ELRM.

8.6 Certain Tax Elections. ELRM shall not have allowed the Contributed Entity or any of its Subsidiaries on or prior to the Closing Date to, make, revoke, or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with any Governmental Authority, settle any Tax claim or assessment relating to the Contributed Entity or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Contributed Entity or any of its Subsidiaries, or take any other similar action (or omit to take any action) relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing a Tax liability of the Contributed Entity or any of its Subsidiaries for any period ending after the Closing Date.

8.7 Other Treatment.

(a) The Parties agree for all relevant Tax purposes to treat all indemnification payments to the ATA Parties pursuant to this Agreement as adjustments to the consideration hereunder.

(b) It is the intent of the Parties that the transfer of Contributed Interests the ATA Parties in exchange for OP Units or ATA Capital Stock shall be treated, (i) to the extent the Interests are contributed in exchange for OP Units, as a tax-deferred contribution of assets to the Purchaser under Section 721 of the Code and, (ii) to the extent the Contributed Interests are contributed in exchange for ATA Capital Stock, as a taxable exchange of a portion of the Contributed Interests to the ATA Parties.

8.8 Other Provisions. The provisions of this Section 8 shall govern all indemnity claims with respect to Taxes, including, without limitation, claims related to a breach of any provision of this Section 8.

8.9 Survival. The obligations of ELRM to pay or indemnify for a Tax under this Article 8 shall expire upon the expiration of the applicable statute of limitations (after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that ELRM’s obligation to pay a Tax arises under a contract or other agreement or arrangement, ELRM’s obligations under this Section 8 shall not expire until sixty (60) after the expiration of such Contributed Entity’s obligation to pay such Tax under the contract or other agreement or arrangement. All other obligations of ELRM under this Article 8 shall survive until fully performed.

ARTICLE IX

CLOSINGS

9.1 Closings.

(a) The Initial Closing shall take place at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, or such other mutually agreed upon location, on the date hereof (the “Initial Closing Date”). As used in this Agreement, the term “Initial Closing” means the execution and delivery of this Agreement and those Transaction Documents and other agreements, documents and instruments to be executed and delivered concurrently herewith. Each Contributed Property included in the contribution transaction consummated at the Initial Closing, if any, is referred to herein as an “Initial Closing Property”.

(b) With respect to each Contributed Property, if any, that is not an Initial Closing Property, an additional closing of the Transactions in respect of such Contributed Property (each a “Subsequent Closing” or a “Closing” with respect to such Contributed Property and, including the Initial Closing, each a “Closing”) shall take place at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, or such other mutually agreed upon location, on the date that is on or before the date that is three (3) Business Days after the satisfaction (or waiver if permitted) of the conditions set forth in Article X of this Agreement with respect to such Subsequent Closing. The date of each Subsequent Closing is referred to herein as a “Subsequent Closing Date” and, including the Initial Closing Date, a “Closing Date.” This Agreement refers to each Closing pursuant to which the contribution of any Contributed Property is consummated hereby as the Closing with respect to such Contributed Property, and the closing date with respect thereto as the Closing Date with respect to such Contributed Property.

9.2 Initial Closing deliveries by the ATA Parties.

At the Initial Closing, the ATA Parties will deliver, or cause to be delivered in the manner set forth below, each of the following agreements, instruments and other documents (in addition to those to be delivered pursuant to any of the other Transaction Agreements), in each case, except as otherwise provided, duly executed and delivered by each of the ATA Parties and their Affiliates as may be party thereto:

(a) a Loan Indemnification Agreement, in respect of each of the Contributed Properties that are not subject to a Refinancings and with respect to which the guarantors under the existing loan have not been replaced, each in the form of Exhibit D; and to be held in escrow until the applicable Subsequent Closing, but to be effective as of the Initial Closing;

(b) the Registration Rights Agreement to be held in escrow until the Subsequent Closing, but to be effective as of the Initial Closing;

(c) a Tax Protection Agreement, as, required by Section 7.9 to be held in escrow until the applicable Subsequent Closing;

(d) the OP Amendment;

(e) the Corporate Governance Agreement substantially in the form attached hereto as Exhibit J (the “Governance Agreement”);

(f) the Employment Agreement between ATA and ATA Holdings, on the one hand, and Stanley J. Olander, as Chief Executive Officer of ATA, on the other hand, substantially in the form attached hereto as Exhibit K (the “Olander Employment Agreement”);

(g) the Employment Agreement between ATA and ATA Holdings, on the one hand, and Gustav Remppies, as President and Chief Operating Officer of ATA, on the other hand, substantially in the form attached hereto as Exhibit L-1 (the “Remppies Employment Agreement”);

(h) the Employment Agreement between ATA and ATA Holdings, on the one hand, and Mechelle Lafon, as Chief Financial Officer of ATA, on the other hand, substantially in the form attached hereto as Exhibit L-2 (the “Lafon Employment Agreement”)

(i) the Employment Agreement between ATA and ATA Holdings, on the one hand, and Joseph Lubeck, as Executive Chairman of the Board of ATA, on the other hand, substantially in the form attached hereto as Exhibit M (the “Lubeck Employment Agreement”);

(j) the Advisor Termination Agreement substantially in the form attached hereto as Exhibit N (the “Advisor Termination Agreement”);

(k) the Support Services Agreement in respect of each Contributed Property to be held in escrow until the applicable Subsequent Closing;

(l) a duly executed REIT ownership limit waiver certificate substantially in the form attached hereto as Exhibit P (each a “REIT Ownership Limit Waiver”), with respect to each Person listed on Schedule 9.2(l) and receiving any securities of ATA or ATA Holdings at the Initial Closing to be held in escrow until the applicable Subsequent Closing, but to be effective as of the Initial Closing;

(m) a duly executed certificate of the Secretary of ATA, dated the Closing Date, in form and substance reasonably acceptable to ELRM, certifying: (i) the Organizational Documents of ATA and ATA Holdings and (ii) the resolutions adopted by the board of directors of ATA with respect to the Transactions, including without limitation, such elections and determinations, if any, as may be necessary to opt out of, or otherwise to render inapplicable, any applicable control share, business combination or other anti-takeover Laws;

(n) a duly executed settlement statement for each Contributed Property (a collectively, the “Settlement Statements”), to be held in escrow until the applicable Subsequent Closing;

(o) any and all other instruments and documents required to be delivered by the ATA Parties at or prior to the Initial Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the EL Parties may reasonably request to effect the Transactions to be consummated at the Initial Closing; and

(p) all of the agreements, instruments and other documents to be duly executed and/or delivered as applicable by each of the ATA Parties and their Affiliates as may be a party thereto at each Subsequent Closing, which agreements, instruments and other documents shall be held in escrow by the Escrow Agent and delivered by Escrow Agent pursuant to Section 9.4 hereof.

9.3 Initial Closing deliveries by the EL Parties.

At the Initial Closing, the EL Parties will execute and deliver, or cause to be delivered, each of the following agreements, instruments and other documents (in addition to those to be delivered pursuant to any of the other Transaction Agreements), in each case, except as otherwise provided, duly executed and delivered by each of the EL Affiliates as may be party thereto:

(a) the Loan Indemnification Agreement, in respect of all Contributed Properties that are not subject to a Refinancings and with respect to which the guarantors under the existing loan have not been replaced in the form of Exhibit D to be held in escrow until the applicable Subsequent Closing, but to be effective as of the Initial Closing;

(b) the Registration Rights Agreement to be held in escrow until the Subsequent Closing, but to be effective as of the Initial Closing;

(c) the Tax Protection Agreements, required by Section 7.9 as to which any EL Affiliate is a party to be held in escrow until the applicable Subsequent Closing;

(d) the Governance Agreement;

(e) the Lubeck Employment Agreement;

(f) the Support Services Agreement in respect of each Contributed Property to be held in escrow until the applicable Subsequent Closing;

(g) The Settlement Statements to be held in escrow until the applicable Subsequent Closing;

(h) any and all other instruments and documents required to be delivered by the EL Parties at or prior to the Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the ATA Parties may reasonably request to effect the Transactions to be consummated at the Initial Closing; and

(i) all of the agreements, instruments and other documents to be duly executed and/or delivered, as applicable, by each of the EL Parties and their Affiliates as may be a party thereto at each Subsequent Closing, which agreements, instruments and other documents shall be held in escrow by the Escrow Agent and delivered by Escrow Agent pursuant to Section 9.5 hereof.

9.4 Subsequent Closing deliveries by the ATA Parties.

At each Subsequent Closing, the Escrow Agent will release from escrow and deliver each of the following agreements, instruments and other documents:

(a) the Loan Indemnification Agreement in respect of the Contributed Properties a that are not subject to a Refinancings and with respect to which the guarantors under the existing loan have not been replaced and that are to be contributed at such Closing;

(b) a counterpart signature page to the joinder to the Registration Rights Agreement, in substantially the form provided therein, with respect to each Person, if any, joining such agreement pursuant to Section 7.10 in respect of the Contributed Properties to be contributed at such Closing;

(c) the Tax Protection Agreement, if any, required by Section 7.9 in respect of the Contributed Properties to be contributed at such Closing;

(d) a duly executed REIT Ownership Limit Waiver with respect to each Person listed on Schedule 9.2(l) and receiving any securities of ATA or ATA Holdings at such Closing; and

(e) the Settlement Statements, updated with any “true up” information agreed to by the parties after the Initial Closing.

To the extent not previously executed and delivered by ATA to the Escrow Agent in respect of Subsequent Closings, ATA shall execute and deliver or cause to be executed and delivered any and all other instruments and documents required to be delivered by the ATA Parties at or prior to such Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the EL Parties may reasonably request to effect the Transactions to be consummated at such Closing.

9.5 Subsequent Closing deliveries by the EL Parties.

At each Subsequent Closing, the Escrow Agent will release from escrow and deliver each of the following agreements, instruments and other documents:

(a) the Loan Indemnification Agreement in respect of the Contributed Properties a that are not subject to a Refinancings and with respect to which the guarantors under the existing loan have not been replaced and that are to be contributed at such Closing;

(b) a counterpart signature page to the joinder to the Registration Rights Agreement, in substantially the form provided therein, with respect to each EL Affiliate, if any, joining such agreement pursuant to Section 7.10 in respect of the Contributed Properties to be contributed at such Closing;

(c) the Tax Protection Agreement, if any, required by Section 7.9 in respect of the Contributed Properties to be contributed at such Closing and to which any EL Affiliate is a party; and

(d) the Settlement Statements, updated with any “true up” information agreed to by the parties after the Initial Closing.

To the extent not previously executed and delivered by EL Parties to the Escrow Agent in respect of Subsequent Closings, EL Parties shall execute and deliver or cause to be executed and delivered any and all other instruments and documents required to be delivered by the EL Parties at or prior to such Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the ATA Parties may reasonably request to effect the Transactions to be consummated at such Closing.

ARTICLE X

CONDITIONS PRECEDENT

10.1 Conditions Precedent to the Obligations of the EL Parties at the Initial Closing.

The obligations of the EL Parties to consummate the Transactions to be consummated at the Initial Closing and at each Subsequent Closing are subject to the satisfaction or waiver (where permissible), at or prior to the Initial Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of ATA and ATA Holdings in this Agreement that are not made as of a specific date shall be true and correct as of the date of the Initial Closing and the representations and warranties of ATA and ATA Holdings in this Agreement that are made as of a specific date shall be true and correct as of such date, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “ATA Material Adverse Effect” or the like set forth in such representations and warranties) does not or would not have or would not be reasonably likely to have, individually or in the aggregate, an ATA Material Adverse Effect.

(b) Agreements and Covenants. ATA and ATA Holdings shall have performed, in all material respects, all obligations to be performed by them, and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to such Closing.

(c) Consents. All consents and approvals required to be obtained by ATA or ATA Holdings hereunder and under each Contribution Agreement and DB Contribution Agreement (excluding Lender Consents) shall have been obtained by ATA or ATA Holdings, except where the failure of ATA or ATA Holdings to obtain any such a consent or approval is attributable to actions or inactions willfully undertaken by EL or ELRM with the intent of delaying or preventing ATA or ATA Holdings from obtaining any such consent or approval.

(d) Lender Approvals. Only if any Contributed Properties are to be contributed at the Initial Closing, Lender Approval or Refinancing in respect of such Contributed Properties to be contributed at the Initial Closing shall have been obtained, unless the requirement for any such Lender Approval or Refinancing shall have been eliminated pursuant to the provisions of Section 7.4(c).

(e) Officer Certificate. ATA shall have delivered to the EL Parties a certificate, dated as of the date of the Initial Closing, signed by the Chief Executive Officer of ATA, for itself and as general partner of ATA Holdings, certifying as to the satisfaction of the conditions specified in Sections 10.1(a), 10.1(b) and 10.1(c).

(f) No Order. No Governmental Authority with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

(g) No MAE. There shall not have occurred and there shall not be any event, fact, development, circumstance, change or effect that, individually or in the aggregate with all other events, facts developments, circumstances, changes or effects, has resulted or would reasonably be expected to result in an ATA Material Adverse Effect.

(h) Tax Opinion. Morris, Manning & Martin, LLP and Hunton & Williams LLP, outside tax counsel to ATA and ATA Holdings, shall have delivered opinions, dated as of the Initial Closing Date, addressed to the EL Parties and the Contributors in respect of the Contributed Properties in substantially the form attached hereto as Exhibit Q regarding ATA’s status as a REIT, the status of ATA Holdings as a partnership and not a publicly-traded partnership and certain other matters.

(i) Other Transaction Agreements. Each of the Contribution Agreements, the DB Contribution Agreements and each of the other Transaction Agreements required to be executed and delivered pursuant to this Agreement at or prior to the Initial Closing shall have been executed and delivered by the parties thereto (other than the EL Parties and their Affiliates), shall be in full force and effect (assuming the execution and delivery thereof by the EL Parties and their Affiliates as may be party thereto) and no default shall have occurred under any of them. The consummation of the transactions contemplated by each of the foregoing other Transaction Agreements to be consummated at the Initial Closing shall have occurred simultaneously with the Initial Closing hereunder.

(j) Other Closing Deliveries. Each of the agreements, certificates, instruments and other items and documents required to be delivered by the ATA Parties as set forth in Section 9.2 (in the case of the Initial Closing) or Section 9.4 (in the case of any Subsequent Closing), shall have been delivered directly or in escrow, as applicable.

(k) ATA Board Composition. The size of the board of directors of ATA shall have been fixed as provided in the Governance Agreement, and the directors then in office shall consist of Joseph Lubeck (who shall have been elected as Chairman of the Board), Jay Olander, and such other persons who have been designated and elected in accordance with the provisions of the Governance Agreement.

(l) Name Change Amendments. The ATA Charter Amendment and the OP Certificate Amendment shall have been filed with the relevant Governmental Authorities and become effective.

10.2 Conditions Precedent to the Obligations of the ATA Parties at the Initial Closing. The obligations of the ATA Parties to consummate the Transactions to be consummated at the Initial Closing and at each Subsequent Closing are subject to the satisfaction or waiver (where permissible), at or prior to the Initial Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the EL Parties in this Agreement that are not made as of a specific date shall be true and correct as of the date of the Initial Closing and the representations and warranties of the EL Parties in this Agreement that are made as of a specific date shall be true and correct as of the date made, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse affect”, “Property Material Adverse Affect” or “Portfolio Material Adverse Effect” or the like set forth in such representations and warranties) does not or would not have or would not be reasonably likely to have, individually or in the aggregate, a Portfolio Material Adverse Effect.

(b) Agreements and Covenants. The EL Parties shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to such Closing.

(c) Consents. All consents and approvals required to be obtained by the EL Parties under this Agreement at or prior to the Initial Closing and under each Contribution Agreement and DB Contribution Agreement (excluding Lender Consents) shall have been obtained by the EL Parties, except where the failure of the EL Parties to obtain any such a consent or approval is attributable to actions or inactions willfully undertaken by ATA or its Affiliates with the intent of delaying or preventing the EL Parties from obtaining any such consent or approval.

(d) Lender Approvals. Only if any Contributed Properties are to be contributed at the Initial Closing, Lender Approval or Refinancing in respect of each of such Contributed Properties to be contributed at the Initial Closing shall have been obtained, unless the requirement for any such Lender Approval shall have been eliminated pursuant to the provisions of Section 7.4(c).

(e) Title Policies. With respect to each Contributed Property and DB Contributed Property, the Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges, to issue the title policies and/or endorsements pursuant to the Title Commitments containing no exceptions to title other than Permitted Encumbrances and any Additional Exceptions approved by the ATA Parties pursuant to Section 3.1(d).

(f) Permits; Consents. With respect to each Contributed Property and DB Contributed Property, any and all consents or approvals of Governmental Authorities as are necessary for the transfer of the Contributed Property or the Contributed Interests, as the case may be, and the ownership and operation of the Property by and/or on behalf of ATA Holdings or its successor or assignee shall have been received.

(g) Officer Certificate. Each of the EL Parties shall have delivered to ATA and ATA Holdings a certificate, dated the Initial Closing Date, signed by an officer of EL and of ELRM], certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c).

(h) No Order. No Governmental Authority with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

(i) No MAE. There shall not have occurred and there shall not be any event, fact, development, circumstance, change or effect that, individually or in the aggregate with all other events, facts developments, circumstances, changes or effects, has resulted or would reasonably be expected to result in a Portfolio Material Adverse Effect.

(j) Other Transaction Agreements. Each of the Contribution Agreements, the DB Contribution Agreements and each of the other Transaction Agreements required to be executed and delivered pursuant to this Agreement at or prior to the Initial Closing shall have been executed and delivered by the parties thereto (other than the ATA Parties and their Affiliates), shall be in full force and effect (assuming the execution and delivery thereof by the ATA Parties and their Affiliates as may be party thereto) and shall not have been terminated for any reason. The consummation of the transactions contemplated by each of the foregoing other Transaction Agreements to be consummated at the Initial Closing shall have occurred simultaneously with the Initial Closing hereunder.

(k) Closing Deliveries. Each of the agreements, certificates, instruments and other items and documents required to be delivered, or caused to be delivered, by the EL Parties as set forth in Section 9.3 (in the case of the Initial Closing) or Section 9.5 (in the case of any Subsequent Closing), shall have been delivered directly or in escrow, as applicable.

10.3 Additional Conditions Precedent to the Obligations of the EL Parties at each Subsequent Closing.

The obligations of the EL Parties to consummate the Transactions to be consummated at each Subsequent Closing are subject to the satisfaction or waiver (where permissible), at or prior to the applicable Subsequent Closing, of the following additional conditions:

(a) Lender Approvals. The Lender Approval or Refinancing in respect of each of the Contributed Properties to be contributed at such Closing shall have been obtained, unless the requirement for any such Lender Approval shall have been eliminated pursuant to the provisions of Section 7.4(c).

(b) No Intentional Breach or Default. The ATA Parties shall not have intentionally committed any material breach or default with respect to any of their representations, warranties, covenants and agreements hereunder or under any other Transaction Agreement.

(c) Other Transaction Agreements. Each of the Transactions Agreements shall be in full force and effect (assuming the execution and delivery thereof by the EL Parties and their Affiliates as may be party thereto) and no default shall have occurred under any of them.

(d) Closing Deliveries. The ATA Parties shall have delivered, or caused to be delivered, each of the items set forth in Section 9.2 and 9.4.

10.4 Additional Conditions Precedent to the Obligations of the ATA Parties at each Subsequent Closing.

The obligations of the ATA Parties to consummate the Transactions to be consummated at each Subsequent Closing are subject to the satisfaction or waiver (where permissible), at or prior to the applicable Subsequent Closing, of the following additional conditions:

(a) Lender Approvals. The Lender Approval or Refinancing in respect of each of the Contributed Properties to be contributed at such Closing shall have been obtained, unless the requirement for any such Lender Approval shall have been eliminated pursuant to the provisions of Section 7.4(c).

(b) No Intentional Breach or Default. The EL Parties shall not have intentionally committed any material breach or default with respect to any of their representations, warranties, covenants and agreements hereunder or under any other Transaction Agreement.

(c) Other Transaction Agreements. Each of the Transactions Agreements shall be in full force and effect (assuming the execution and delivery thereof by the EL Parties and their Affiliates as may be party thereto) and no default shall have occurred under any of them.

(d) Closing Deliveries. The EL Parties shall have delivered, or caused to be delivered, each of the items set forth in Sections 9.3 and 9.5.

ARTICLE XI

TERMINATION

11.1 Termination.

At any time following the Initial Closing that any Contributed Properties remain to be contributed in any Subsequent Closing, this Agreement may be terminated, solely with respect to the contribution of any or all of the applicable remaining Contributed Properties, in writing:

(a) by ELRM, upon written notice to ATA, if ATA or ATA Holdings has breached any of its obligations hereunder and such breach has resulted or will result in the failure of any of the conditions set forth in Section 10.3 to be satisfied and such failure becomes incapable of being cured by ATA and ATA Holdings, as applicable, by the Final Closing Outside Date or, if capable of being cured by ATA and ATA Holdings, as applicable, by the Final Closing Outside Date, ATA and ATA Holdings, as applicable, does not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from ELRM and diligently pursue such cure to completion thereafter; provided that the EL Parties and their Affiliates are not then in breach of this Agreement or any of the other Transaction Agreements so as to cause any of the conditions in Section10.4 not to be satisfied; or

(b) by ATA, upon written notice to ELRM, if EL or ELRM has breached any of its obligations hereunder and such breach has resulted or will result in the failure of any of the conditions set forth in Section 10.4 to be satisfied and such failure becomes incapable of being cured by EL and ELRM, as applicable, by the Final Closing Outside Date or, if capable of being cured by EL and ELRM, as applicable, by the Final Closing Outside Date, EL and ELRM, as applicable, does not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from ATA and diligently pursue such cure to completion thereafter; provided that the ATA Parties and their Affiliates are not then in breach of this Agreement or any of the other Transaction Agreements so as to cause any of the conditions in Section 10.3 not to be satisfied.

(c) In the event this Agreement is terminated by a Party with respect to less than all of the remaining Contributed Properties, the Contributed Property which is the subject of such termination shall be an Excluded Property.

11.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to and in accordance with Section 11.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party, or their respective officers, directors, Affiliates, Subsidiaries or partners, as applicable, to this Agreement, solely with respect to any and all Contributed Properties then remaining to be contributed, and this Agreement otherwise shall continue in full force and effect; provided, however, that notwithstanding the foregoing, the provisions that expressly survive the termination hereof pursuant to their terms shall survive the termination hereof pursuant and subject to the terms set forth in such Sections.

11.3 Fees and Expenses.

(a) Subject to the terms of Section 1.5 above and Section 11.3(b) below, all fees, costs and expenses incurred by the Parties in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid (or reimbursed, as applicable) by ATA, including, without limitation, the EL Advisory and Acquisition Fees, the ATA Advisory Fees and all legal and other transaction and closing fees, costs and expenses, including, without limitation, Debartolo’s legal and other transaction fees and costs.

(b) If this Agreement shall be terminated pursuant to Section 11.1 above, then each Party shall be responsible for paying all of its own fees, costs and expenses incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

(c) In the event EL shall fail to achieve Full Contribution by the Final Closing Outside Date and EL has undertaken to cure such failure pursuant to clause (i) of Section 1.2 above and shall fail to cure such failure within sixty (60) days after the Final Closing Outside Date, as described in Section 1.2(a) above, then EL shall reimburse the ATA Parties for all actual out-of-pocket fees, costs and expenses incurred by the ATA Parties in connection with this Agreement, the Transaction Agreements and the Transactions (the “ATA Costs & Expense

Reimbursement”); it being acknowledged and agreed that ATA’s sole remedy hereunder for such failure shall be to collect the ATA Costs & Expense Reimbursement and that such failure shall not be a default hereunder or cause for termination for this Agreement.

(d)

(i) In the event that EL is obligated to pay to the ATA Parties the ATA Costs & Expenses Reimbursement, EL shall pay to the ATA Parties, from the ATA Costs & Expenses Reimbursement deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (A) the ATA Costs & Expenses Reimbursement and (B) the sum of (x) the maximum amount that can be paid to the ATA Parties without causing ATA to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by ATA’s independent certified public accountants, plus (y) in the event ATA receives either (1) a letter from ATA’s counsel indicating that ATA has received a ruling from the Internal Revenue Service described in Section 11.3(d)(i) or (2) an opinion from ATA’s outside counsel as described in Section 11.3(d)(i), an amount equal to the ATA Costs & Expenses Reimbursement, less the amount payable under clause (x) above. To secure EL’s obligation to pay these amounts, EL shall deposit into escrow an amount in cash equal to the ATA Costs & Expenses Reimbursement with an escrow agent selected by EL and on such customary terms (subject to Section 11.3(d)(ii)) as shall be reasonably acceptable to each of ATA, EL and the escrow agent. The payment or deposit into escrow of the ATA Costs & Expenses Reimbursement, pursuant to this Section 11.3(d) shall be made within three (3) Business Days of the termination.

(ii) The escrow agreement for the escrow described in Section 11.3(d)(i) shall provide that the ATA Costs & Expenses Reimbursement in escrow or any portion thereof shall not be released to the ATA Parties unless the escrow agent receives any one or combination of the following: (i) a letter from ATA’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the ATA Parties without causing ATA to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from ATA’s accountants revising that amount, in which case the escrow agent shall release such amount to the ATA Parties, or (ii) a letter from ATA’s counsel indicating that ATA received a ruling from the Internal Revenue Service holding that the receipt by ATA of the ATA Costs & Expenses Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, ATA’s outside counsel has rendered a legal opinion to the effect that the receipt by ATA of the ATA Costs & Expenses Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the ATA Costs & Expenses Reimbursement to the ATA Parties. The EL Parties agree to amend this Section 11.3(d)(ii) at the reasonable request of ATA in order to (x) maximize the portion of the ATA Costs & Expenses Reimbursement that may be distributed to ATA hereunder without causing ATA to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve ATA’s chances of securing a favorable ruling described in this Section 11.3(d)(ii) or (z) assist ATA in obtaining a favorable legal opinion from its outside counsel as described in this Section11.3(d)(ii). The escrow agreement shall also provide that any portion of the ATA Costs & Expenses Reimbursement held in escrow for five (5) years shall be released by the escrow agent to EL. EL shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from such escrow agreement.

(e) Each of the Parties acknowledges that the agreements contained in this Section 11.3 are an integral part of the Transactions, that without these agreements the Parties would not have entered into this Agreement, and that any amounts payable pursuant to this Section 11.3 do not constitute a penalty. If EL fails to pay any amounts due to the ATA Parties pursuant to Section 11.3(b) within the time period specified therein, EL shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the ATA Parties in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, right of the ATA Parties to receive the payments and reimbursements specified in Section 11.3(b) shall be the sole and exclusive remedy of the ATA Parties against the EL Parties and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Transactions to be consummated, and upon payment of such amounts, none of the EL Parties or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement, the Transaction Agreements or the Transactions.

ARTICLE XII

GENERAL PROVISIONS

12.1 Non-Survival of Representations, Warranties, Covenants and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any certificate, instrument or writing delivered in connection herewith, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive any Closing, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after such Closing.

12.2 Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by electronic mail or facsimile (which is confirmed by the intended recipient) and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to EL or ELRM, to:

Elco Landmark Residential Holdings LLC

825 Parkway Street

Jupiter, Florida 33477

Attention: Joseph Lubeck, Chief Executive Officer

Fax: (561) 745-8745

Email: jlubeck@landmarkresidential.com

with a copy to:

Goulston & Storrs P.C.

750 Third Avenue

New York, New York 10017

Attention: Yaacov M. Gross, Esq.

Fax: (212) 878-5527

Email: ygross@goulstonstorrs.com

If to ATA or ATA Holdings, to:

Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr.

Fax: (804) 237-1345

Email: jolander@atareit.com

with copies, in the case of notice, to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: Daniel M. LeBey, Esq.

Fax: (804) 788-8218

Email: dlebey@hunton.com

12.3 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.4 Amendment.

This Agreement may be amended by the Parties hereto by action taken by their respective boards of directors (or similar governing body or entity) at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

12.5 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, other than (i) as set forth in Section 1.4 with respect to the Contributor Parties, (ii) as set forth in the preamble to Article VI with respect to the Contributors and (iii) as set forth in Section 12.7, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.6 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof (other than Sections 5-1401 and 5-1042 of the New York General Obligation Law).

(b) Each Party agrees that any Proceeding for any Claim arising out of or related to this Agreement or the Transactions, whether in tort or contract or at law or in equity, shall be brought only in either the United States District Court for the Eastern District of New York or in a New York state court sitting in New York, New York (each, a “Chosen Court”), and each Party irrevocably (a) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (b) waives any objection to laying venue in any such Proceeding in either Chosen Court, (c) waives any objection that such Chosen Court is an inconvenient forum for the Proceeding, and (d) agrees that, in addition to other methods of service provided by law, service of process in any such Proceeding shall be effective if provided in accordance with Section 12.2, and the effective date of such service of process shall be as set forth in Section 12.2.

12.7 Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Transaction Agreements or the Transactions. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.7.

12.8 Waiver.

Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

12.9 Mutual Drafting.

Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

12.10 Entire Agreement.

This Agreement (including its exhibits, appendices and schedules), the other Transaction Agreements and the other documents delivered pursuant hereto and thereto constitute a complete and exclusive statement of the agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter hereof or thereof.

12.11 Counterparts.

This Agreement or any amendment hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Section Headings; Interpretation.

(a) The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the term “knowledge” means, with respect to the ATA Parties, the actual knowledge of the Persons listed on Schedule 12.12(b)(i) and, with respect to the EL Parties, the actual knowledge of the Persons listed on Schedule 12.12(b)(ii). When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless the context otherwise requires or unless otherwise specified. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

SIGNATURE PAGES FOLLOW.]

IN WITNESS OF THE FOREGOING, each Party executes this Master Contribution and Recapitalization Agreement as of the date first written above, by the Party’s duly authorized officer.

ATA PARTIES:	APARTMENT TRUST OF AMERICA, INC.

	By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer

APARTMENT TRUST OF AMERICA HOLDINGS, L.P.

	By:	Apartment Trust of America, Inc.,
its general partner

	By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer

EL PARTIES:	ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

	By:	JLCo, LLC, its manager

	By:	/s/ Joseph Lubeck
	Name:	Joseph Lubeck
	Title:	President

ELCO LANDMARK RESIDENTIAL MANAGEMENT LLC

	By:	Elco Landmark Residential Holdings LLC,
its sole member

	By:	JLCo, LLC, its manager

	By:	/s/ Joseph Lubeck
	Name:	Joseph Lubeck
	Title:	President

APPENDIX I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Exception” shall have the meaning set forth in Section 3.1(d).

“Adverse Consequences” shall mean all liabilities, demands, claims, actions, causes of action, costs, expenses, damages (including incidental, special, but excluding consequential and punitive damages and lost profits), Taxes, losses, penalties, fines, judgments or amounts paid in settlement, including reasonable attorneys’ and accountants’ fees, including, without limitation, all Adverse Consequences incurred by the Contributed Entity. The term Adverse Consequences expressly includes any consequences arising from the Purchaser’s sending, or failure to send, any filings relating to Transfer Taxes due, or otherwise, in connection with the transactions contemplated by this Agreement, including any interest, penalties or reassessment of the value of the Property for purposes of ad valorem taxes, and the Purchaser’s failure to pay any Transfer Taxes due in connection with the transactions contemplated by this Agreement.

“Advisor” shall have the meaning set forth in the Recitals.

“Advisor Termination Agreement” shall have the meaning set forth in Section 9.2(j).

“Affiliates” means, with respect to a specified Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Person. For purposes of this Agreement and each of the other Transaction Agreements, except as otherwise expressly provided, the Affiliates of the EL Parties shall be limited to Joseph Lubeck, Elco Holdings Ltd. and their respective Controlled Affiliates.

“Agreed Share Value” shall have the meaning set forth in Section 2.1.

“Agreement” means this Master Contribution and Recapitalization Agreement, together with all Schedules and Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

“Agreements and Instruments” shall have the meaning set forth in Section 6.7.

“Alternate Property” shall have the meaning set forth in Section 1.2(a).

“Andros Cash Payment Obligation” shall have the meaning set forth in Section 1.5(b).

“Andros Cash Payment Obligation Shares” shall have the meaning set forth in Section 1.5(b).

Appendix I-1

“Andros ICA” shall have the meaning set forth in Section 1.5(b).

“Annual Report” shall have the meaning set forth in Section 6.1.

“Applicable Documents” shall have the meaning set forth in Section 1.3(a).

“ATA” means Apartment Trust of America, Inc., a Maryland corporation.

“ATA Advisory Fees” shall have the meaning set forth in Section 6.8.

“ATA Charter Amendment” shall have the meaning set forth in Section 7.12.

“ATA Costs & Expense Reimbursement” shall have the meaning set forth in Section 11.3.

“ATA DRIP” means the dividend reinvestment plan of ATA.

“ATA Holdings” means Apartment Trust of America Holdings, L.P., a Virginia limited partnership.

“ATA Material Adverse Effect” shall have the meaning set forth in Section 6.2.

“ATA Parties” means ATA and ATA Holdings.

“Audit Inquiry Letter” shall have the meaning set forth in Section 7.8.

“Authorization” means any approval, authorization, certificate, concession, consent, exemption, franchise, grant of authority, license, Order, permission, permit, qualification, ratification, registration, waiver or variance, of or from any Governmental Authority or required by or available under any Law.

“BofA Merrill Lynch” shall have the meaning set forth in Section 6.28.

“Books and Records” means with respect to any Person the files and records of that Person relating to that Person or its Affiliates.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which banks are required or authorized by Law to be closed in the City of New York.

“Cash Investment Agreement” shall have the meaning set forth in the Recitals.

“Casualty” shall have the meaning set forth in Section 3.3.

“Casualty Notice” shall have the meaning set forth in Section 3.3.

“Charter” shall have the meaning set forth in Section 7.12.

Appendix I-2

“Chosen Court” shall have the meaning set forth in Section 12.6(b).

“Claim” means any claim or demand, or assertion of either of any claim or demand, by any Person (except for those included in the definition of Proceeding).

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing” shall have the meaning set forth in Section 9.1.

“Code” shall have the meaning set forth in the Recitals.

“Condemnation Notice” shall have the meaning set forth in Section 3.2

“Contracts” means, with respect to any Contributed Property, any agreement, contract, obligation, promise or commitment (whether written or oral) that is legally binding on the Contributed Entity or the Property, including but not limited to: (a) equipment leases and laundry leases relating to the Property and to which the Property Owner is a party, (b) the Existing Management Agreement, and (c) any construction, service or other contracts relating to the Property and to which the Property Owner is a party which are disclosed in writing to the ATA Parties on or before the Closing, which are acceptable to the ATA Parties in their reasonable discretion; provided, however, any equipment leases, service or other contracts that the ATA Parties do not wish to assume and which are cancellable without penalty on not more than sixty (60) days’ notice shall be caused to be terminated by ELRM simultaneous with the Closing.

“Contributed Entities” shall have the meaning set forth in the Recitals.

“Contributed Entity” shall have the meaning set forth in the Recitals.

“Contributed Entity Financial Statements” means, with respect to any Contributed Entity, the unaudited financial statements of such Contributed Entity as of and for the three-month period ended March 31, 2012.

“Contributed Interests” shall have the meaning set forth in the Recitals.

“Contributed Properties” shall have the meaning set forth in the Recitals.

“Contributed Property” shall have the meaning set forth in the Recitals.

“Contribution Agreement” shall mean a Property Contribution Agreement or an Interest Contribution Agreement, as the case may be.

“Contribution Transactions” shall have the meaning set forth in Section 1.1(a).

“Contributor Parties” shall have the meaning set forth in Section 1.4(a).

Appendix I-3

“Contributors” means, as the context may require, (i) with respect to any Contributed Property, the Persons named as contributing parties to the applicable Contribution Agreement as described in the Contribution Structure Chart or (ii) the Contributors with respect to all Contributed Properties collectively.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of an Equity Interest, by contract or otherwise. The terms “Controlled by” and “under common Control with” have correlative meanings.

“Covered Claims” shall have the meaning set forth in Section 1.4(a).

“DB Contribution Agreement” shall have the meaning set forth in the Recitals.

“DB Properties” shall have the meaning set forth in the Recitals.

“DB Property” shall have the meaning set forth in the Recitals.

“DeBartolo” shall have the meaning set forth in the Recitals.

“Deferred Property” shall have the meaning set forth in Section 1.2(c).

“Delinquent Amounts” shall have the meaning set forth in Section 2.2(b).

“Developments and Improvements” shall have the meaning set forth in Section 6.14.

“Disclosed Liabilities” shall have the meaning set forth in Section 5.5.

“EL” means Elco Landmark Residential Holdings, LLC, a Delaware limited liability company.

“EL Advisory and Acquisition Fees” shall have the moaning set forth in Section 4.6.

“EL Contributed Properties” shall have the meaning set forth in the Recitals.

“EL Parties” means EL and ELRM.

“Employment Agreements” means collectively the Olander Employment Agreement, the Remppies Employment Agreement and the Lubeck Employment Agreement.

“Entity” means, except for Governmental Authorities, (a) any corporation, partnership, joint venture, limited liability company, business trust or other business entity, (b) any association, unincorporated business or other organization, (c) trust and (d) any other organization having legal status as an entity under any Law.

“Environmental Law” and “Environmental Laws” shall have their respective meanings set forth in Section 6.17.

Appendix I-4

“Equity Interest” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership, and (b) all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments or rights that are outstanding and exercisable for, convertible into or exchangeable for any Equity Interest described in the foregoing clause (a) whether at the time of issuance or upon the passage of time or occurrence of some future event.

“Escrow Agent” shall have the meaning set forth in the Recitals.

“Evercore Partners” shall have the meaning set forth in Section 4.6.

“Excluded Property” shall have the meaning set forth in Section 1.2(c).

“Executive Order” shall have the meaning set forth in Section 5.18.

“Existing Management Agreement” means, with respect to any Contributed Property, that certain property management agreement heretofore in effect by and between the Property Owner and the Existing Manager.

“Existing Manager” means, with respect to any Contributed Property, ELRM.

“FCPA” shall have the meaning set forth in Section 4.9.

“FF&E” means, with respect to any Contributed Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Contributed Entity or the Property Owner and located in or at, or used in connection with the ownership, operation or maintenance of, the Property. FF&E shall include, but not be limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Real Property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description owned by the Contributed Entity or the Property Owner and used in the operating and maintenance of the Property, and located on or in the Real Property, and all replacements to such personal

Appendix I-5

property; (c) supply items customarily included within “Property and Equipment” under GAAP, and (d) supplies and all other tangible personal property used in connection with the operation, ownership, or maintenance of the Real Property.

“Filing” means any filing or registration with, or a written notice to, a Governmental Authority.

“Final Closing “ shall mean the closing of the Transactions in respect of the last Contributed Property or DB Contributed Property.

“Final Closing Outside Date” shall have the meaning set forth in Section 7.4.

“Former Advisor” shall have the meaning set forth in Section 7.11.

“Full Contribution” shall mean the contribution, in the aggregate, of (i) Contributed Property, (ii) DB Contributed Property, (iii) Alternate Property (if any) and/or (iv) cash paid to purchase ATA capital stock or warrants, including, without limitation, under Section 1.5 of this Agreement, resulting in the Contributors and the DB Contributors owning, directly or beneficially, at least 13,400,000 shares of ATA Common Stock in the aggregate (assuming (x) conversion of each interest in the Operating Partnership acquired pursuant to this Agreement directly or beneficially by each such Contributor and DB Contributor into one share of ATA Common Stock and (y) conversion or exercise of any other securities acquired pursuant to the Agreement that are convertible into, or exercisable for, ATA Common Stock).

“G&S Payment” shall have the meaning set forth in Section 2.3

“GAAP” shall have the meaning set forth in Section 6.1.

“Governance Agreement” shall have the meaning set forth in Section 9.2(d).

“Governmental Authority” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Governmental Licenses” shall have the meaning set forth in Section 6.12.

“Hazardous Materials” shall have the meaning set forth in Section 6.17.

“Improvements” means, with respect to any Contributed Property, all buildings and other structures and improvements situated on the Land, to the extent the same form a part of the Property.

Appendix I-6

“Initial Closing” shall have the meaning set forth in Section 9.1.

“Initial Closing Date” shall have the meaning set forth in Section 9.1.

“Intangible Property” means, with respect to any Contributed Property, all (a) Permits, contract rights, and warranties, and (b) certificates, licenses, warranties, guarantees, Contracts, patents, trademarks, copyrights and other intellectual property related to the Property held by the Contributed Entity or the Property Owner and/or their respective Affiliates, including without limitation, their respective trades or businesses the names, and the exclusive right to use the names set forth on Schedule C attached hereto and any abbreviations or variations thereof.

“Intellectual Property” shall have the meaning set forth in Section 6.10.

“Interest Contribution Agreement” shall have the meaning set forth in the Recitals.

“IPO” shall mean the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of ATA’s Common Stock registered under the Securities Act of 1933, as amended, that occurs after the date hereof and in conjunction with which shares of ATA Common Stock are listed for trading on the New York Stock Exchange.

“IRS” shall mean the Internal Revenue Service

“Knowledge” shall have the meaning set forth in Section 12.12(b).

“Land” means, with respect to any Contributed Property, the legal description with respect to such Contributed Property as set forth in Schedule A.

“Latest Balance Sheet” shall have the meaning set forth in Section 5.5.

“Law” and “Laws” mean (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority, (b) principles of common law, and (c) any Order.

“Leases” means, with respect to any Contributed Property, collectively, all leases, rental agreements, license agreements and occupancy agreements pursuant to which a Tenant has a possessory right or license with respect to any portion of the Real Property and which are in effect as of the date hereof and are shown on the Rent Roll set forth in Schedule 5.8(c)(i) attached hereto, together with any amendments, modifications or supplements made thereto and any new Leases entered into by the Property Owner from time to time after the date hereof and before Closing that conform to the requirements of Section 7.3(b)(iii) and are shown on the Rent Roll to be delivered at Closing pursuant to the Contribution Agreement.

“Lender Approval” shall have the meaning set forth in Section 7.4.

Appendix I-7

“Lender Approval Documents” shall have the meaning set forth in Section 7.4.

“Lien” means any lien, encumbrance, security interest, pledge or any other title restriction of any kind.

“Loan” means, with respect to any Contributed Property, the loan evidenced by the Loan Documents relating to the Contributed Property.

“Loan Assumption Costs” means, with respect to any Contributed Property, any and all fees, costs and expenses, including, without limitation, any loan assumption, transfer or consent fees, review fees, Lender’s attorneys’ fees and other costs, expenses and fees provided for in the Loan Documents in connection with the assumption of, or any consent from the lender to the transaction contemplated by this Agreement which are required under, the Loan Documents at the Closing.

“Loan Documents” means, with respect to any Contributed Property, the loan documents described in Schedule 5.15 attached hereto with respect to the Contributed Entity, the Property Owner and/or Property.

“Lubeck Employment Agreement” shall have the meaning set forth in Section 9.2(i).

“Make Whole Pool” shall have the meaning set forth in Section 2.3.

“Make-Whole Rightholder shall have the meaning set forth in Section 2.3.

“Material Casualty” shall have the meaning set forth in Section 3.3.

“Material Condemnation” shall have the meaning set forth in Section 3.2.

“Mission Award” shall have the meaning set forth in Section 2.3.

“Money Laundering Laws” shall have the meaning set forth in Section 4.10.

“Non-Terminable Contracts” shall have the meaning set forth in Section 5.10.

“Objection Notice” shall have the meaning set forth in Section 3.1(c)(ii).

“OFAC” shall have the meaning set forth in Section 4.11.

“Olander Employment Agreement” shall have the meaning set forth in Section 9.2(f).

“OP Amendment” shall have the meaning set forth in Section 7.11.

“OP Certificate Amendment” shall have the meaning set forth in Section 7.12.

Appendix I-8

“OP Units” shall have the meaning set forth in the Recitals.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Authority, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Ordinary Course” means, with respect to any Person or Property, the ordinary course of business thereof, as the case may be, consistent with past custom and practice (including as applicable, with respect to quantity and frequency).

“Organizational Documents” means each of the following, as applicable, as amended and supplemented: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement (or limited liability company agreement) and certificate of organization or formation of a limited liability company; and (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person.

“Parties” means, collectively, ATA, ATA Holdings, EL and ELRM, each of which is a “Party.”

“Partnership Agreement” means the Agreement of Limited Partnership of ATA Holdings, as amended and supplemented.

“Patriot Act” shall have the meaning set forth in Section 5.18.

“Permits” means, with respect to any Contributed Property, all governmental permits and approvals, including licenses, registrations and authorizations, required for the ownership and operation of the Contributed Entity or the Property at the Real Property, including without limitation, qualifications to do business, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all other necessary approvals from Governmental Authorities and other approvals granted by any public body.

“Permitted Encumbrances” means, with respect to any Contributed Property: (a) any exceptions, exclusions and other matters set forth in or disclosed by the Title Commitments (or that would have been so set forth or disclosed if the Title Commitments had been obtained as contemplated by Section 3.1(a)) and any other exceptions to title disclosed in the Surveys (or that would have been so disclosed if the Surveys had been obtained as contemplated by Section 3.1(b)), in each case, except those matters which are excluded from being Permitted Encumbrances pursuant to Section 3.1; (b) liens for taxes, assessments and governmental charges with respect to the Property for the current year and not yet due and payable or due and payable but not yet delinquent (provided the same are paid at Closing by or on behalf of the Contributors); (c) applicable zoning regulations and ordinances and other governmental

Appendix I-9

laws, ordinances and regulations, now or hereafter in effect; (d) the Leases; (e) those matters which are not excluded from being Permitted Encumbrances pursuant to Section 3.1, (f) with respect only to the time period prior to Closing or, upon receipt of the Lender Approval, the Loan Documents evidencing and securing the Loan and (g) the matters set forth on Section 3.1(c)(i), to the extent not removed by the Parties pursuant to Section 3.1(c).

“Person” means an individual, an Entity or a Governmental Authority.

“Portfolio Material Adverse Effect” means a material adverse effect on the value of the Contributed Properties, taken as a whole and assuming the contribution of all Contributed Properties (other than those that become Excluded Properties).

“Post-Policy Exception” shall have the meaning set forth in Section 3.1(c)(ii).

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

“Prohibited Person” shall have the meaning set forth in Section 5.18.

“Property” means, with respect to any Contributed Property, collectively, all of the Contributed Entity’s Real Property, personal property, intangible or other assets, including, without limitation its ownership interest in the Real Property, the FF&E, the Contracts, Leases and the Intangible Property.

“Property Contribution Agreement” shall have the meaning set forth in the Recitals.

“Property Material Adverse Effect” means, with respect to any Contributed Property, a material adverse effect on the value of such Contributed Property.

“Property Owner” means, with respect to any Contributed Property, the Person or Persons directly owning 100% of the Contributed Property.

“Qualifying Income” shall have the meaning set forth in Section 11.3(c).

“Quarterly Report” shall have the meaning set forth in Section 6.1.

“Registration Rights Agreement” shall have the meaning set forth in Section 7.10.

“Real Property” shall mean, with respect to any Contributed Property, collectively, the Land and Improvements, together with all easements, rights of way, privileges, licenses and appurtenances which such Contributed Entity may now own or hereafter acquire with respect thereto.

Appendix I-10

“REIT” shall have the meaning set forth in the Recitals.

“REIT Ownership Limited Waiver” shall have the meaning set forth in Section 9.2.

“Remppies Employment Agreement” shall have the meaning set forth in Section 9.2(g).

“Rent Roll” means, with respect to any Contributed Property, the rent roll set forth in Schedule 5.8(c)(i) attached hereto, and as updated and delivered as of the Closing Date pursuant to the Contribution Agreement.

“Representation Letter” shall have the meaning set forth in Section 7.8.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of the Person, including legal counsel, accountants, and financial advisors.

“Required Capital Improvements” shall have the meaning given such term in Section 7.3(b)(vi).

“Right” shall have the meaning set forth in Section 2.3.

“Right Expiration Date” shall have the meaning set forth in Section 2.3.

“Schedule of Non-Terminable Contracts” shall have the meaning set forth in Section 5.10.

“SDAT” means the Maryland State Department of Assessments and Taxation.

“SEC Reports” shall have the meaning set forth in Section 6.1.

“SEC” means the United States Securities and Exchange Commission.

“Specified SEC Reports” means ATA’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K included among the SEC Reports filed prior to the date of this Agreement (excluding disclosures in the “Risk Factors” sections of any such SEC Reports).

“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.

“Subsequent Closing” shall have the meaning set forth in Section 9.1.

“Subsequent Closing Date” shall have the meaning set forth in Section 9.1.

“Subsidiary” means, (i) in respect of ATA, any “subsidiary” of ATA as such term is defined in

Appendix I-11

Rule 1-02 of Regulation S-X, including, without limitation, ATA Holdings, and (ii) in respect of any other Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management of which, directly or indirectly, through one or more intermediaries, (C) directly or indirectly through Subsidiaries owns more than 50% of the equity interests or (D) is a general partner.

“Support Services Agreement” shall have the meaning set forth in the Recitals.

“Surveys” shall have the meaning set forth in Section 3.1(b).

“Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer (but expressly excluding any transfer tax), ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Governmental Authority, whether disputed or not, but expressly excluding any reassessment of a Contributed Property for any post-closing tax year due to the closing of the transactions contemplated herein, including the transfer of the Contributed Interests, or any interest or penalties incurred in connection with such change of ownership.

“Tax Protection Agreement” shall have the meaning set forth in Section 7.9 and “Tax Protection Agreements” means all of the Tax Protection Agreements.

“Tax Return” shall mean any report, return, or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) required under applicable Law to be supplied (or actually supplied) to a Governmental Authority or a third party in connection with Taxes

“Tenant(s)” shall mean, with respect to any Contributed Property, the non-commercial tenant(s), licensee(s) or occupant(s) under any Leases in effect at the Real Property.

“Title Commitments” shall have the meaning set forth in Section 3.1(a).

“Title Company” means Chicago Title Insurance Company, or any other title insurance company selected from time to time by the ATA Parties.

“Title Response” shall have the meaning set forth in Section 3.1(c)(ii).

“Transaction Agreements” shall mean this Agreement, the Contribution Agreements, the DB

Appendix I-12

Contribution Agreement, the Cash Investment Agreement, the Loan Indemnification Agreements, the Registration Rights Agreement, the Tax Protection Agreements, the Governance Agreement, the Employment Agreements, the Advisor Termination Agreement and the Support Services Agreement.

“Transaction Documents” shall have the meaning set forth in Section 5.1.

“Transactions” means the contribution transactions contemplated by this Agreement and the Contribution Agreements, the contribution transactions contemplated by the DB Contribution Agreement and the transactions contemplated by the Cash Investment Agreement.

“Transfer Taxes” shall mean any transfer, sales, use, recordation or other similar taxes, impositions, expenses or fees incurred in connection with the sale, transfer or conveyance of Contributed Interests, Contributed Entities and/or Contributed Properties to the ATA Parties. Transfer Taxes shall not include, and ELRM shall be solely responsible for, any Taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, and any other Taxes, due or owing to any Governmental Authority in connection with the operation of the Contributed Entity and the Contributed Property for any period of time prior to the Closing, and the Parties be solely responsible for all such Taxes for any period from and after the Closing. Further, Transfer Taxes shall not include any sales, use, recordation or other similar Taxes, impositions, expenses or fees arising prior to the Closing or related to any period prior to the Closing. Further, any income Tax arising as a result of the contribution, sale and transfer of the Interests, the Contributed Entity or Contributed Property to the ATA Parties shall be the sole responsibility of ELRM.

“Warrant” shall mean any warrant issued under the Cash Investment Agreement or hereunder.

Appendix I-13

SCHEDULE A

Contributed Properties and Contributed Property Values

DB Properties and DB Property Values

Legal descriptions for all properties listed below are annexed to this Schedule A.

EL Contributed Properties

Property Name	Location	Agreed Share Value[3]
Grand Isles @ Bay Meadows	Jacksonville, FL	$15,827,651
Parkway Grand	Decatur, GA	$7,997,987
Crestmont Reserve	Dallas, TX	$5,346,905
Milana Reserve	Tampa, FL	$7,924,397
Kensington Station	Bedford, TX	$4,930,582
Monterra Pointe	Arlington, TX	$5,457,947
Lofton Meadows	Bradenton, FL	$3,562,398
The Palisades @ Bear Creek	Euless, TX	$2,702,480

Other Contributed Properties

Property Name	Location	Agreed Share Value
Creekside Grand	East Point, GA	$23,503,740
Landmark at Grand Palms	Tampa, FL	$18,965,327
Overlook at Daytona	Daytona Beach, FL	$5,657,143
Overlook at Daytona – Marina/Boat	Daytona Beach, FL	$2,100,000
Reserve at Mill Landing	Lexington, SC	$6,582,864
Landmark at Heritage Fields	Arlington, TX	$5,892,808
Landmark at Grand Meadows	Melbourne, FL	$5,495,887
Richmond on the Fairway	Lawrenceville, GA	$2,046,719
Landmark at Ridgewood Preserve	Arlington, TX	$3,633,430
Manchester Park	Arlington, TX	$2,955,568
Landmark Grand at Galleria	Hoover, Alabama	$35,837,017

[3]	Reflects prorations agreed to on Settlement Statements.

Schedule A-1

DB Properties

Property Name	Location	Agreed Share Value
Bay Breeze Villas	Cape Coral-Ft. Myers, FL	$ 8,595,649
Esplanade	Orlando, Florida	$ 7,383,102

Schedule A-2

SCHEDULE B

CONTRIBUTION STRUCTURE CHART

Property	Property or Interests	Contributed Entity	Contributors	Tax Protection

Grand Isles @ Bay Meadows (26)	Contribution of Interests	Baymeadows Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Parkway Grand (16)	Contribution of Interests	Woodbury Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Crestmont Reserve (17)	Contribution of Interests	Pear Ridge Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Milana Reserve (15)	Contribution of Interests	ADMG Altamonte Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Kensington Station (18)	Contribution of Interests	Bedford Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Monterra Pointe (20)	Contribution of Interests	Cottonwood Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Lofton Meadows (14)	Contribution of Interests	El Conquistador Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Schedule B-1

Property	Property or Interests	Contributed Entity	Contributors	Tax Protection

The Palisades @ Bear Creek (19)	Contribution of Interests	Bear Creek Partners, LLC	Elco Landmark Residential Holdings, LLC	Yes

Creekside Grand (11)	Contribution of Interests	Elco Landmark at Creekside Grand, LLC	1. Creekside Investor LLC 2. Elco LR OPT II REIT LP	1. No 2. Yes

Landmark at Grand Palms (22)	Contribution of Interests	Landmark at Grand Palms Holdings, LLC	1. Elco Landmark Grand Palms Management, LLC 2. Legacy at Grand Palms LLC 3. Grand Palms Investor, LLC	1. Yes 2. Yes 3. No

Overlook at Daytona (10)	Contribution of Interests	Daytona Seabreeze, LLC	1. AMDG Diplomatic Partners, LP 2. SFLP Diplomatic, LLC	No

Overlook at Daytona – Marina/ Boat	Contribution of Interests	Seabreeze Daytona Marina, LLC	Joseph Lubeck	No

Reserve at Mill Landing (12)	Contribution of Interests	Century Mill Partners, LLC	Century Mill Investors, LLC	No

Landmark at Heritage Fields (24)	Contribution of Interests	Landmark at Arlington Holdings, LLC	1. Legacy Arlington, LLC 2. Elco Landmark Arlington Management, LLC	Yes

Landmark at Grand Meadows (27)	Contribution of Interests	Gilco 2 Melbourne Investor, LLC, and Landmark at Grand Meadow, LLC (TIC)	1. Gilco 2, LLC 2. Landmark at Grand Meadow Holdings, LLC	1. No 2. Yes

Schedule B-2

Property	Property or Interests	Contributed Entity	Contributors	Tax Protection

Richmond on the Fairway (21)	Contribution of Interests	Kings Carlyle Club Apartments, LLC	Kings Carlyle Club Mezz, LLC	Yes

Landmark at Ridgewood Preserve (23)	Contribution of Interests	Landmark at Arlington Holdings, LLC	1. Legacy Arlington, LLC 2. Elco Landmark Arlington Management, LLC	Yes

Manchester Park (25)	Contribution of Interests	Landmark at Arlington Holdings, LLC	1. Legacy Arlington, LLC 2. Elco Landmark Arlington Management, LLC	Yes

Landmark Grand at Galleria	Contribution of Interests	Landmark Grand at Galleria, LLC	1. Elco Landmark at Birmingham Management, LLC 2. Legacy Galleria LLC	Yes

Bay Breeze Villas	Contribution of Interests	Bay Breeze Sonesta, LLC	DK Bay Breeze, LLC	Yes

Esplanade	Contribution of Interests	Esplanade Apartments, LLC	1. DK Esplanade, LLC, 2. DK Esplanade II, LLC	Yes

Schedule B-3